Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
      only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              POSITRON CORPORATION
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which the transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5)       Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)       Amount Previously Paid:

        (2)       Form, Schedule or Registration Statement No.:

        (3)       Filing Party:

        (4)       Date Filed:

                              Positron Corporation
                       1304 Langham Creek Drive, Suite 310
                              Houston, Texas 77084

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Positron Corporation ("Positron") to be held at 10:00 a.m. Houston, Texas time on December 18, 1998 at Positron Corporation, 1304 Langham Creek Drive, Suite 310, Houston, Texas. Shareholders of record at the close of business on November 10, 1998 are entitled to notice of, and to vote at, the Annual Meeting. I hope that you will be present or represented by proxy at this important meeting.

         At the  Annual  Meeting,  you will be asked to (i) elect one  director,
(ii) consider and act upon a proposal of the Board of Directors to amend Positron's Articles of Incorporation to increase the authorized Common Stock of Positron from 15,000,000 to 100,000,000, (iii) ratify the designation of Ham, Langston & Brezina, L.L.P. as independent auditors for the fiscal year ended December 31, 1997 and (iv) transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         If the proposal to increase the authorized Common Stock to 100,000,000 shares is approved by Positron's shareholders, Positron will issue 51% of the outstanding Common Stock to Imatron Inc. in return for working capital financing and support of Positron's marketing program (the "Imatron Transaction"). Your Board of Directors has determined that the Imatron Transaction is fair to and in the best interests of Positron and its shareholders. Your Board of Directors has unanimously approved the Imatron Transaction and recommends that you vote FOR the increase of the authorized shares of Common Stock to 100,000,000 shares.

         The proposals to be voted on at the Annual Meeting are described in greater detail in the accompanying Proxy Statement, which you are urged to read carefully and in its entirety.

         Directors are elected by a plurality of the voting power of the Common Stock and the Series A Preferred Stock voting together as one class that is represented in person or by proxy and entitled to vote at the Annual Meeting. The proposal to amend the Articles of Incorporation requires the affirmative vote of two-thirds of the outstanding voting power of the Common Stock and the Series A Preferred Stock voting together as one class. The proposal to ratify the selection of auditors requires the affirmative vote of a majority of the voting power of the Common Stock and the Series A Preferred Stock voting together as one class that is present in person or by proxy and entitled to vote.

         We urge you to consider these important matters, which are described in the enclosed Proxy Statement. In order to ensure that your vote is represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please indicate your choice on the enclosed proxy card, date and sign it, and return it in the enclosed envelope. Your prompt response will be greatly appreciated. If you are able to attend the Annual Meeting, you may revoke your proxy at any time before its exercise and may, of course, vote your shares in person.

                                         Sincerely,

                                         Gary B. Wood
                                         Chairman of the Board of Directors
                                         ----------------------------------

         THE BOARD OF DIRECTORS OF POSITRON RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE PROPOSALS LISTED ABOVE TO BE PRESENTED AT THE ANNUAL MEETING.

         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE ANNUAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                                              YOUR VOTE IS IMPORTANT
                                   PLEASE VOTE, SIGN, DATE AND RETURN YOUR PROXY

                              POSITRON CORPORATION
                            1304 Langham Creek Drive
                                    Suite 310
                              Houston, Texas 77084

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held December 18, 1998

         Notice is hereby given that the Annual Meeting of Shareholders of Positron Corporation, a Texas corporation (the "Company"), will be held at Positron Corporation, 1304 Langham Creek Drive, Suite 310, Houston, Texas, on December 18, 1998, at 10:00 a.m. Central Standard Time (the "Annual Meeting") for the following purposes:

                   (i)     To elect one director;

                   (ii) To consider and act upon a proposal of the Board of Directors to amend the Articles of Incorporation to increase the authorized Common Stock, par value $.01 per share, of the Company from 15,000,000 shares to 100,000,000 shares;

                   (iii) To ratify the designation of Ham, Langston & Brezina, L.L.P. as independent auditors for the fiscal year ended December 31, 1997; and

                   (iv) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         The accompanying Proxy Statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

         Only shareholders of record at the close of business on November 10, 1998, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment(s) thereof.

         You are cordially invited and urged to attend the meeting, but if you are unable to attend, you are requested to sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.


                                              By Order of the Board of Directors


                                              Gary B. Wood
                                              Secretary

Houston, Texas
November 24, 1998

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              POSITRON CORPORATION
                            1304 Langham Creek Drive
                                    Suite 310
                              Houston, Texas 77084


                                 PROXY STATEMENT

                                       For

                         ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held December 18, 1998


         This Proxy Statement is sent to shareholders of Positron Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Shareholders of the Company, and any adjournment(s) thereof (the "Annual Meeting"), to be held on December 18, 1998, at 10:00 a.m. Central Standard Time at Positron Corporation, 1304 Langham Creek Drive, Suite 310, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company held of record by such persons, and the Company will reimburse the forwarding expenses. In addition, Positron has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. Positron anticipates that it will incur total fees of approximately $6,500, plus $5.50 per telephone call that Innisfree makes to or receives from individual shareholders, plus reimbursement of certain out-of-pocket expenses for this service. The cost of solicitation of proxies will be paid by the Company.

         The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is November 24, 1998.

         The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1997 ("Fiscal 1997"), including audited financial statements, and the Quarterly Report on Form 10-QSB for the Period Ended September 30, 1998, are enclosed herewith.

                               THE ANNUAL MEETING

Date, Time, and Place of the Annual Meeting

         The Annual Meeting will be held on December 18, 1998, at 10:00 a.m. Central Standard Time at Positron Corporation, 1304 Langham Creek Drive, Suite 310, Houston, Texas.

Record Date and Shares Entitled to Vote

         The voting securities of the Company are shares of its Common Stock and its Series A 8% Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"). Holders of shares of Common Stock are each entitled to one vote on each matter to be voted upon. Voting with the Common Stock, each share of Series A Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock (including fractional shares) into which such shares of Series A Preferred Stock could be converted. On October 30, 1998, there were 5,159,592 shares of Common Stock outstanding and 1,564,403 shares of Series A Preferred Stock outstanding which could be converted into 1,564,403 shares of Common Stock. Only shareholders of record at the close of business on November 10, 1998 are entitled to notice of, and to vote at, the Annual Meeting. Cumulative voting is not permitted in the election of directors of the Company.

Revocation of Proxy

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise: (i) by giving written notice to the Company of such revocation; (ii) by voting in person at the Annual Meeting; or (iii) by executing and delivering to the Company a later dated proxy.

Voting of Proxies

         Proxies in the accompanying form, if properly executed and returned, will be voted at the Annual Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to any of the following matters will be voted as follows: (i) "FOR" the election of the person named in this Proxy Statement as the Board of Directors' nominee for election to the Board of Directors; (ii) "FOR" the proposal to amend the Articles of Incorporation to increase the shares of authorized Common Stock;
(iii) "FOR" the ratification of the appointment of Ham, Langston & Brezina, L.L.P., as independent auditors for the fiscal year ending December 31, 1998 ("Fiscal 1998"); and (iv) in accordance with the discretion of the holders of such proxies with respect to any other business that properly comes before the shareholders at the Annual Meeting. The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the Annual Meeting from time to time.

         Broker non-votes with respect to the amendment to the Company's Articles of Incorporation will be treated as "no" votes.

Quorum and Voting

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting.

         Abstentions may be specified on all proposals (other than the election of directors) and will be counted towards a quorum. With respect to the election of directors, votes may be cast in favor or withheld.

         Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. In addition, brokers are entitled to vote on certain items, such as the election of directors, the ratification of auditors and other "discretionary items" even when they have not received instructions from beneficial owners. Brokers are not permitted to vote (a "broker non-vote") for "non-discretionary" items without specific instructions from the beneficial owners. Broker non-votes will be counted as shares as to which voting power has been withheld by the beneficial owner and, therefore, as shares not entitled to vote on the item as to which there is a broker non-vote.

Vote Required

         Directors are elected by a plurality of the voting power of the Common Stock and the Series A Preferred Stock voting together as one class that is represented in person or by proxy and entitled to vote at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. The proposal to amend the Articles of Incorporation requires the affirmative vote of two-thirds of the outstanding voting power of the Common Stock and the Series A Preferred Stock voting together as one class. The proposal to ratify the selection of auditors requires the affirmative vote of a majority of the voting power of the Common Stock and the Series A Preferred Stock voting together as one class that is present in person or by proxy and entitled to vote. Abstentions with respect to the amendment of the Articles of Incorporation and ratification of the auditors will have the same effect as a negative vote.

         Broker non-votes with respect to the amendment to the Company's Articles of Incorporation will be treated as "no" votes.

Solicitation of Proxies and Expenses

         Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The
Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expenses. In addition, Positron has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. Positron anticipates that it will incur total fees of approximately $6,500, plus $5.50 per telephone call that Innisfree makes to or receives from individual shareholders, plus reimbursement of certain out-of-pocket expenses for this service. The cost of solicitation of proxies will be paid by the Company.

Dissenters' Rights

         Under Texas law, the holders of Common Stock will not be entitled to any dissenters' rights in connection with the increase of authorized shares of Common Stock available for issuance, as described in Proposal Two below.

                      PROPOSAL ONE -- ELECTION OF DIRECTOR

         Pursuant to the Company's bylaws, the Board of Directors has fixed the number of directors at four. All directors' terms expire this year as of the election of directors at the Annual Meeting. The term of office for each director shall be for the ensuing year or until a successor is elected and qualified, and will expire concurrently with the election of directors at the 1999 Annual Meeting. Immediately prior to the Annual Meeting, it is anticipated that the Board of Directors will amend the Company's bylaws to decrease the number of directors to three. At that time, K. Lance Gould, M.D., John H. Laragh, M.D. and Ronald B. Schilling, Ph.D., will resign as directors, leaving Gary B. Wood, Ph.D. as the sole remaining director of the Company.

         In May 1998, the Company entered into an agreement (the "Imatron Agreement") with Imatron Inc. of South San Francisco ("Imatron"), whereby Imatron will acquire a majority ownership of the Company (the "Imatron Transaction"). The Imatron Agreement contemplates that, effective upon its consummation, Dr. Wood will appoint S. Lewis Meyer, Ph.D, and Gary H. Brooks to fill the vacancies on the Board of Directors. Dr. Meyer and Mr. Brooks are nominees of Imatron. For a detailed description of the Imatron Transaction, see "Proposal to Amend the Company's Articles of Incorporation and to Increase the Number of Authorized Shares of Common Stock Available for Issuance -- Terms of the Imatron Transaction."

         The proposal at the Annual Meeting will be to reelect Gary B. Wood, Ph.D. as the sole director of the Company. Dr. Wood, 48, has served as director and Chairman of the Board of Directors of the Company since April 1990. From October 1, 1994 to December 31, 1995 and since February 17, 1997, he has acted as President and Chief Executive Officer of the Company pending the selection of a new President and Chief Executive Officer. Upon the resignation of Dr. Werner
J. Haas in February 1997, Dr. Wood again assumed the duties of President and Chief Executive Officer pending the selection of a new President and Chief Executive Officer. He is President of Concorde Financial Corporation, a private investment management and consulting firm which he founded in 1981 and is the founder, chairman and a principal shareholder of OmniMed Corporation, a venture capital investment firm founded in 1986. Dr. Wood is also the founder and Chairman of Uro-Tech Management Corporation (a wholly owned subsidiary of OmniMed) founded in 1983. Both OmniMed and Uro-Tech specialize in investing in the biotechnology and healthcare industries. Dr. Wood holds a B.S. degree and an M.S. degree in Electrical Engineering (with special emphasis in Biomedical Instrumentation), and an interdisciplinary Doctorate of Philosophy from Texas Tech University. Certain of the entities controlled by Dr. Wood are principal shareholders of the Company. OmniMed holds 15,280 shares of Common Stock. Uro-Tech holds 433,329 shares of Series A Preferred Stock, 424,787 shares of Common Stock and warrants to purchase 514,190 shares of Common Stock.

         Dr. Wood has consented to his nomination for election to the Board of Directors. Should Dr. Wood become unable due to death or disability to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that Dr. Wood will be unable to serve if elected.

         The Board of Directors recommends a vote FOR the election to the Board of Gary B. Wood, Ph.D.

                    PROPOSAL TWO --AMENDMENT TO THE COMPANY'S
                ARTICLES OF INCORPORATION TO INCREASE THE NUMBER
           OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE

General

         The Company, under its Articles of Incorporation, is presently authorized to issue 10,000,000 shares of Preferred Stock, par value $1.00 per share, and 15,000,000 shares of Common Stock, par value $.01 per share. As of the date of this proxy, there are 1,564,403 shares of Series A Preferred Stock outstanding, 25,000 shares of Series B 8% Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") outstanding, 5,159,592 shares of Common Stock outstanding and 9,840,408 shares of Common Stock reserved for issuance.

The Amendment

         The proposed amendment would amend the first paragraph of Article IV of the Articles of Incorporation to read:

                  The total number of shares of all classes of stock that the corporation shall be authorized to issue is 110,000,000 shares, of which 10,000,000 shares of the par value of $1.00 per share shall be a class designated as Preferred Stock("Preferred Stock"); and 100,000,000 shares of the par value $.01 per share shall be designated Common Stock ("Common Stock").

         The proposed amendment to the Company's Articles of Incorporation would increase the total number of authorized shares of Common Stock from 15,000,0000 shares to 100,000,000 shares. Shares of the Common Stock do not have preemptive rights

Reasons for the Amendment and Interests of Certain Persons

         The Company does not have sufficient authorized but unissued shares to cover all of its current commitments. In order to complete the sale of the Series B Preferred Stock, the Company was required to enter into a series of forbearance agreements (the "Forbearance Agreements"). Pursuant to the Forbearance Agreements, holders of options and warrants that are exercisable for shares of Common Stock have agreed not to exercise or convert, as applicable, into Common Stock any of their securities until the Company has amended its Articles of Incorporation to increase its authorized Common Stock by at least 2,500,000 shares or such greater number of shares of Common Stock so that a sufficient number of shares of Common Stock are available to permit the conversion or exercise of their securities. In connection with the Imatron

Transaction discussed below, the Company will require a minimum of 9,000,000 shares of Common Stock. For a more detailed discussion of the Imatron Transaction and the securities to be issued in connection therewith, see "--
Terms of the Imatron Transaction." The Board of Directors believes that, in addition to shares sufficient to cover its current commitments and shares issuable in connection with the Imatron Transaction, having such additional shares available for issuance to meet possible future development and financing requirements would be advantageous to the Company, and avoid the expense and delay of calling a special meeting of the shareholders to secure authorization each time a specific need arises. Among the purposes for which such additional authorized but unissued shares of stock could be used would be the acquisition of complimentary technology, employee compensation, fund expansion and the raising of funds for general corporate purposes. Other than the Imatron
Transaction, no other specific transactions are currently contemplated that would result in the issuance of additional shares.

Vote Required and Recommendation for Approval of the Proposed Amendment to the Company's Articles of Incorporation.

         To be approved by the Company's shareholders, the amendment to the Articles of Incorporation must receive the approval of holders of at least two-thirds of the voting power of the Common Stock and the Series A Preferred Stock voting together as one class. The enclosed form of proxy provides a means for shareholders to vote for the amendment, to vote against the amendment or to abstain from voting on the amendment. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder's proxy will be voted "FOR" the amendment.

Recommendations of the Board of Directors and Reasons for the Amendment to the Articles of Incorporation

         The Board of Directors determined that the Imatron Agreement is in the best interest of the Company's securityholders and recommends that the Company's shareholders vote in favor of ratifying and approving the amendment to the Articles of Incorporation.

Terms of the Imatron Transaction

         The Imatron Agreement

         The following is a summary of the material terms of the Imatron Agreement. This summary is qualified in its entirety by reference to the Imatron Agreement, a copy of which is attached hereto as Annex A. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Imatron Agreement. Shareholders are urged to read the Imatron Agreement in its entirety.

         In May 1998, the Company entered into the Imatron Agreement, whereby Imatron will acquire control of the Company. In conjunction with the execution of definitive agreements, Imatron began making working capital advances available to the Company up to $500,000 (subsequently revised by oral agreement to $750,000) in order to enable it to meet a portion of its current obligations. As of September 30, 1998, the Company had borrowed $568,000. The loan bears interest at 1/2% over the prime rate, is due March 1, 2000 (with interest being payable monthly), and is secured by all of the Company's assets.

         Under the terms of the agreement, Imatron will acquire ownership of 51% of the outstanding Common Stock of the Company on a fully-diluted and as-if converted basis, which assumes that all outstanding warrants, options and other derivatives have been exercised or converted into shares of Common Stock other than out-of-the-money warrants and options, determined at the time of issuance of shares of Common Stock to Imatron. If such shares were issued to Imatron on September 30, 1998, the Company would have been obligated to issue 9,000,000 shares of Common Stock. The Company will receive a nominal cash payment of $100 from Imatron in payment for the shares of Common Stock.

         In addition to providing limited working capital financing, Imatron has agreed to support the Company's marketing program, particularly with regard to Imatron's affiliate, Imatron Japan, Inc. ("Imatron Japan"), by agreeing to make, after the share issuance closing date, all reasonable efforts to cause the placement of 10 POSICAM(TM) positron emission tomography ("PET") cameras over the next three years. The Company recently shipped a POSICAM(TM) PET camera to Imatron Japan as the first delivery under a three-year distribution agreement entered into last year. Imatron Japan is a major distributor for Imatron's Ultrafast CT and for the equipment of certain other high technology companies. Imatron has a 24% minority interest in Imatron Japan. Imatron has also agreed to help facilitate the recapitalization of the Company to support its re-entry into the medical imaging market by using its best efforts after the share issuance closing date to arrange for additional third-party equity financing for the Company over an 18-month period in an aggregate amount of not less than $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

         Consummation of the issuance of shares to Imatron is conditioned upon, among other things (a) the resignation of each officer of the Company, (b) the resignation of at least three of the four current directors of the Company and the appointment of Imatron's nominees to fill such vacancies, and (c) shareholder approval of an amendment to the Company's Articles of Incorporation to increase its authorized Common Stock to at least 100,000,000 shares of Common Stock. The Company anticipates that the share issuance to Imatron will close immediately after the Annual Meeting if the required shareholder approval is obtained.

         In connection with the above transactions, the Company, Imatron and two current lenders to the Company, Uro-Tech, Ltd. ("Uro-Tech") and ProFutures Bridge Capital Fund, L.P. ("ProFutures"), entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of its loan (with a current balance of approximately $570,000) (the "ProFutures Loan") to December 5, 1998, in return for a $50,000 payment, the issuance of warrants to purchase 1,150,000 shares of Common Stock at $0.25 per share (in addition to the issuance of previously bargained for warrants to purchase an additional 100,000 shares of Common Stock at $0.25 per share), and minimum loan repayments of $50,000 for each of the months of April, May, June and July 1998, $100,000 for the month of August 1998 and $50,000 for each of the months of September, October and November 1998, (b) Imatron agreed to subordinate its loan to the ProFutures Loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $767,000 plus accrued interest payable of approximately $286,000) to Imatron's loan, and (d) ProFutures and Imatron agreed that all amounts above the first $1,000,000 of any third-party equity financing obtained by Imatron would be applied equally to reduce the Company's debt to both ProFutures and Imatron. Consistent with the oral amendment to the Imatron Agreement, the Company and ProFutures have amended their agreements to provide further waivers of any past defaults and have further extended the maturity of the ProFutures Loan to December 5, 1998 and minimum loan repayments of $50,000 for each of the months of September, October and November 1998, leaving a balance at December 5, 1998 of approximately $400,000. Imatron agreed to continue to subordinate its loan to the ProFutures Loan, and Uro-Tech agreed to subordinate its loan to Imatron's loan. Except as modified by the amendments, the remaining agreements remain the same.

         The Company is in negotiations to sell one of its POSICAM(TM) systems to a third party that currently leases the system. It is anticipated that, if the Company is successful in consummating such sale, it will receive net proceeds of approximately $360,000. It is the Company's intention to use such proceeds, plus proceeds from a service contract currently being negotiated with the third party, to retire the remaining balance of approximately $400,000 on the ProFutures Loan. There can be no assurances, however, that the Company will be successful in reaching an agreement concerning the proposed system sale or that, if agreement is reached, such sale will be consummated, or that the Company otherwise will be able to obtain additional debt or equity financing necessary to repay the ProFutures Loan by such maturity date. Absent obtaining a further extension of the December 5, 1998 maturity date of the ProFutures Loan, closing the proposed sale of the POSICAM(TM) system, or obtaining additional debt or equity financing necessary to repay the ProFutures Loan by the maturity date, the Company may be forced to seek protection under the Federal Bankruptcy laws.

         If Proposal Two to amend the Company's Articles of Incorporation is not approved by the Company's shareholders, or if such proposal is approved but the Imatron Transaction does not subsequently close, the Company may be forced to seek protection under the Federal Bankruptcy laws. Even if Proposal Two to amend the Company's Articles of Incorporation is approved and the Imatron Transaction closes, there can be no assurances that the Company will thereafter be able to raise sufficient capital for the Company to continue as a going concern or even if such additional capital is raised that the Company will ever achieve the level of revenues needed to be profitable in the future, or, if profitability is achieved, that it will be sustained.

         Shareholders of the Company should be aware that if they vote to approve Proposal Two to amend the Company's Articles of Incorporation, they may be estopped from asserting a cause of action against the Company or against the Board of Directors of the Company challenging the sale of control of the Company to Imatron.

         Dilutive Effect

         If the amendment to the Articles of Incorporation is approved by the Company's shareholders, and if the Imatron Transaction subsequently closes, then each existing shareholder's ownership percentage of Common Stock (on a fully-diluted and as-if converted basis, which assumes that all outstanding warrants, options and other derivatives have been exercised or converted into shares of Common Stock other than out-of-the-money warrants and options) will be reduced by 51%. In such case, assuming that the Imatron Transaction closed as of September 30, 1998, each existing shareholder's ownership percentage of Common Stock (on an outstanding basis, which ignores all outstanding options, warrants and other derivatives) would be reduced by approximately 64%. The Imatron Transaction, therefore, will be dilutive to the ownership position and voting rights associated with the existing shareholders' ownership of Common Stock.

         Accounting Treatment

         Consummation of the Imatron Transaction will be accounted for as a purchase for financial accounting purposes. For presentation of certain anticipated effects of the accounting treatment on the consolidated financial position and results of operations of the Company after giving effect to consummation of the Imatron Agreement, see "Unaudited Pro Forma Financial Statements of Operations."

         Additional Information Concerning Positron and Imatron

         Additional information concerning Positron and Imatron may be obtained as described in the paragraph below.

         Positron and Imatron are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to their respective businesses, financial statements and other matters. Reports, proxy statements and other information filed by Positron and Imatron can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Positron and Imatron. The address of that web site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Imatron may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         PROPOSAL TO RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         On April 7, 1998, Coopers & Lybrand L.L.P. (the "Former Accountants"), by means of a letter addressed to the Chairman of the Board and Chief Executive Officer of the Company, informed the Company that it had resigned as the
Company's independent auditors. The resignation arises from the Former Accountants' desire to terminate its relationship with the Company because of the Company's current financial condition.

         There was no adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles for either of the Company's past two years except, (i) the Former Accountants' report on the financial statements of the Company as of and for the years ended December 31, 1996 contained a separate paragraph stating that "the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty" and (ii) the financial statements of and for the fiscal year ended December 31, 1997 have not been audited.

         This decision to resign was made by the Former Accountants and was neither approved nor disapproved by the Board of Directors.

         During the two most recent fiscal periods ended December 31, 1997 and December 31, 1996 and from December 31, 1997 until April 7, 1998, (i) there were no disagreements between the Company and the Former Accountants on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Accountants would have caused it to make reference thereto in its report and (ii) there were no reportable events as defined in paragraph 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933.

         On June 26, 1998, the Company engaged Ham, Langston & Brezina, L.L.P. ("Ham Langston") as its new independent accountants as successor to the Former Accountants.

         The Board of Directors has selected Ham Langston to act as independent auditors for the fiscal year ending December 31, 1998, subject to shareholder approval. If the shareholders do not ratify this appointment, the appointment of other independent accountants will be considered by the Board of Directors.

         Ham Langston has advised the Company that it will have a representative in attendance at the Annual Meeting with the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions presented at the Annual Meeting.

         The ratification of the appointment of Ham Langston requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon.

         The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ham Langston as independent accountants for the Company for Fiscal 1998.

                        DIRECTORS AND EXECUTIVE OFFICERS

Information Regarding Current Directors

 Name                       Age               Position

 Gary B. Wood, Ph.D.         48               Director, Interim President, Chief
                                              Executive Officer and Secretary

 K. Lance Gould, M.D.        57               Director

 John H. Laragh, M.D.        69               Director

 Ronald B. Schilling, Ph.D.  56               Director

         Gary B. Wood, Ph.D., 48, has served as director and Chairman of the Board of Directors of the Company since April 1990. From October 1, 1994 to December 31, 1995 and since February 17, 1997, he has acted as President and Chief Executive Officer of the Company pending the selection of a new President and Chief Executive Officer. Upon the resignation of Dr. Werner J. Haas in February 1997, Dr. Wood again assumed the duties of President and Chief Executive Officer pending the selection of a new President and Chief Executive Officer. He is President of Concorde Financial Corporation, a private investment management and consulting firm which he founded in 1981 and is the founder, chairman and a principal shareholder of OmniMed Corporation, a venture capital investment firm founded in 1986. Dr. Wood is also the founder and Chairman of Uro-Tech Management Corporation (a wholly owned subsidiary of OmniMed) founded in 1983. Both OmniMed and Uro-Tech specialize in investing in the biotechnology and healthcare industries. Dr. Wood serves as a director of Harken Energy Corporation. Dr. Wood holds a B.S. degree and an M.S. degree in Electrical Engineering (with special emphasis in Biomedical Instrumentation), and an interdisciplinary Doctorate of Philosophy from Texas Tech University. Certain of the entities controlled by Dr. Wood are principal shareholders of the Company. OmniMed holds 15,280 shares of Common Stock. Uro-Tech holds 433,329 shares of Series A Preferred Stock, 424,787 shares of Common Stock and warrants to purchase 514,190 shares of Common Stock.

Information Regarding Directors to Fill Vacancies Upon Consummation of the Imatron Transaction

         If the Imatron Transaction is consummated, it is anticipated that Dr. Wood will appoint the following two Imatron designees to fill the vacancies on the Board of Directors.

         S. Lewis Meyer, 53, was appointed President, Chief Executive Officer and Director of Imatron in June 1993. From April 1991 until joining Imatron, he was Vice President, Operations of Otsuka Electronics (U.S.A.) Inc., Fort
Collins, Colorado, a manufacturer of clinical magnetic resonance systems and analytical nuclear magnetic resonance spectrometers. From August 1990 to April 1991, he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging service providers and related medical professionals. Mr. Meyer serves as a director of BSD Medical Corp. and Finet Holdings Corp., which are publicly held companies engaged in the design and manufacture of medical hypothermia equipment and electronic real estate and mortgage banking services, respectively. Mr. Meyer also serves on the National Board of Directors of the American Electronics Association. Mr. Meyer received a B.S. degree in Physics from the University of the Pacific, Stockton, California, in 1966, a M.S. degree in Physics from Purdue University in 1968 and a Ph.D. in Physics from Purdue University in 1971.

         Gary H. Brooks, 49, was appointed Vice President of Finance/Administration, Chief Financial Officer and Secretary of Imatron in December 1993. Prior to joining Imatron, Mr. Brooks was Chief Financial Officer and Director for five years at Avocet, a privately held, sports electronics manufacturer located in Palo Alto, California. Prior thereto, he had progressively more responsible positions in accounting and finance at several Fortune 500 companies, including Ford, Rockwell, Bendix and ITT. Mr. Brooks received his B.A. in Zoology from the University of California, Berkeley, in 1971 and an M.B.A. in Finance and Accounting from the University of California, Los Angeles in 1973.

Meetings and Committees of the Board of Directors

         The Board of Directors held four meetings in Fiscal 1997, and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

         The Board of Directors does not have a standing nominating committee or a committee performing similar functions. Nominees to the Board of Directors are selected by the entire Board of Directors.

         The Board of Directors has a Compensation Committee (herein so called), which during Fiscal 1997 was composed of Dr. Wood. The Compensation Committee was instituted in December 1993 following the consummation of the Company's initial public offering. The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and has the authority to establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs, including the 1994 Incentive and Non-statutory Option Plan (the "1994 Plan"). The Compensation Committee held no meetings during Fiscal 1997.

         The Board of Directors has an Audit Committee (herein so called), which during Fiscal 1997 was composed of Dr. Wood. The Audit Committee was instituted in December 1993 following the consummation of the Company's initial public offering. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee will consist solely of non-employee directors. The Audit Committee held no meetings during Fiscal 1997.

Executive Officers

         The executive officers of the Company are elected by the Board of Directors and serve at the Board's discretion. The sole executive officer of the Company is Gary B. Wood, Ph.D, who serves as Interim President and Chief Executive Officer.

         Dr. Wood is currently a director of the Company. See "Proposal One -- Election of Director" above for additional information regarding Dr. Wood.

Executive Compensation

         The following tables set forth certain information with respect to compensation paid by the Company during the years ended 1997, 1996 and 1995 and certain information regarding stock options issued to certain of the individuals who have acted during 1997 in the capacity of executive officers of the Company.

                                             Summary Compensation Table
            (a)               (b)         (c)        (d)         (e)          (f)         (g)        (h)        (i)
                                                                          Restricted                         All Other
                                                            Other Annual     Stock     Options/              Compensa-
    Name and Principal      Fiscal      Salary      Bonus   Compensation   Award(s)      SARs       LTIP      tion(1)
         Position            Year         ($)        ($)         ($)          ($)         (#)    Payouts($)   ($)(x)
Gary B. Wood Ph.D.           1997       33,333                                --                     --          --
President and Chief          1996       13,750     19,800     98,000(2)       --                     --          --
Executive Officer            1995      165,000     28,333     86,083(3)       --       53,636(4)     --          --
(October 1, 1994 to December
31, 1995 and February 1, 1997
to present)

Werner J. Haas, Ph.D.        1997        8,021
(Resigned as CEO             1996      204,800                16,600(5)
effective February 1, 1997)  1995          N/A                                                                 2,339

(1)      These amounts represent the Company's matching contributions under its 401(k) plan.  See "--401(k) Plan."

(2)      Represents (a) $80,000 in consulting fees paid to Dr. Wood and (b) $18,000 in directors fees.

(3)      Represents (a) $73,333 in consulting fees paid to Dr. Wood and (b) $12,750 in directors fees.

(4) Represents options to acquire 3,636 shares of Common Stock awarded under the 1994 Plan in 1995 and 50,000 options to acquire Common Stock issued in connection with Mr. Wood's acting as interim Chief Executive Officer during 1995.

(5) These amounts represent the Company's reimbursement of certain of Dr. Haas' living expenses during the period he served as President and Chief Executive Officer of the Company.

                                        10

                                         Aggregated Option/SAR Exercises in Last Fiscal Year
                                                 and Fiscal Year-End Option/SAR Values

           (a)           (b)         (c)                (d)                             (e)
                                                Number of Unexercised        Value of Unexercised In-the-
                                               Options/SARs at Fiscal            Money Options/SARs at
                       Shares       Value            Year-End                      Fiscal Year-End
                     Acquired On   Realized  Exercisable   Unexercisable    Exercisable       Unexercisable
          Name       Exercise(#)     ($)       (#)            (#)             ($)                  ($)
-------------------- -----------   --------  -----------   -------------    -----------       -------------
Gary B. Wood, Ph.D.            0          0       71,440               0          0 (1)               0 (1)

Werner J. Haas Ph.D.

(1)      Based upon the exercise price in effect on December 31, 1997 and the closing price of $0.29 for the Common Stock on
         December 31, 1997, as reported on the Nasdaq National Market System.

Compensation of Directors

     The Company reimburses its directors for their reasonable expenses associated with attending meetings of the Board of Directors. The Company also compensates each director who is not a full time employee of the Company in the amount of $12,500 per year. The Chairman of the Board also receives an additional annual retainer of $2,000 per year and each director who is not a full time employee of the Company and who is a member of a committee of the board receives an additional $500 per committee meeting attended, not to exceed $2,500 during any calendar year. Any director who is not a full time employee of the Company and who is serving as the chairman of a committee of the board receives an additional $2,000 per year for such services. For purposes of the above described director compensation, Dr. Wood, while serving as interim President and Chief Executive Officer, has not been considered a full time employee of the Company. Due to the financial liquidity problems the Company is experiencing, no cash payments were made to any of the directors during 1996 or 1997 for their services as directors of the Company. As of September 30, 1998, approximately $540,000 was owed to directors.

     Pursuant to the 1994 Plan, each non-employee director is automatically granted a one-time stock option to purchase 10,500 shares of Common Stock at the time such person is elected to the Board of Directors. In addition, pursuant to the 1994 Plan, each non-employee director upon his reelection at the Annual Meeting of Shareholders will automatically receive an option to purchase a number of shares of Common Stock equal to the quotient derived by dividing $15,000 by the fair market value of Common Stock on the date of the grant. All options so granted under the 1994 Plan to non-employee directors are automatically granted as of the first business day following the date such person is elected or reelected, as applicable, as a director and have an exercise price no less than the fair market value of Common Stock determined as of the business day preceding the date of the grant.

     One-third of the options granted to non-employee directors under the 1994 Plan are exercisable as of the date of the grant, an additional one-third of such options becomes exercisable upon the first anniversary of such date and the remaining one-third of such options become exercisable upon the second anniversary of such date. If a non-employee director ceases to be a director for any reason other than as a result of death, disability or not being reelected as a director (in the case where such person is willing to serve as a director but such person has not been renominated for election or, if renominated, the shareholders failed to reelect such person as a director) then that director's option will become void to the extent it is not then exercisable and the portion, if any, of the option that is exercisable at such time will remain exercisable for the lesser of the remaining term of the option or one year. In addition, if any non-employee director ceases to be a director as a result of death, disability or not being reelected as a director (in the case where such person is willing to serve as a director but such person has not been renominated for election or, if renominated, the shareholders failed to reelect such person as a director) then the option held by that director to the extent not then exercisable, will become fully vested and exercisable and the options will remain exercisable for a period of the lesser of the remainder of the term of the option or one year.

Employment Agreement

     On January 1, 1996, the Company entered into an employment agreement with Werner J. Haas, Ph.D., pursuant to which Dr. Haas agreed to serve as President and Chief Executive Officer of the Company for a term of two years. The employment agreement provided for the payment of an annual salary of $200,000, bonuses in an amount to be determined at the discretion of the Board of Directors of the Company, and participation in any employee benefit plan adopted by the Company for its employees.

     The employment agreement provided that the Company could terminate the employment agreement for cause (as defined in the agreement), in which case no compensation or benefits would be paid under the employment agreement thereafter. If the employment agreement was terminated for reasons other than for cause, Dr. Haas would be entitled to (i) receive the full amount of his salary and all benefits for the remainder of the term and (ii) the immediate vesting of any unvested Company stock options he holds.

     On February 18, 1997, Dr. Haas informed the Board of Directors of the Company that he considered his contract to have been terminated by the Company without cause as a result of the Company's failure to pay the February 15, 1997 payroll to any of its management level employees and, more specifically, to him. Dr. Haas has demanded that the Company pay him all past due salary as well as the nine months' severance pay specified in his employment agreement if his contract is determined to have been terminated without cause. Additionally, Dr. Haas resigned his position as a member of the Board of Directors. The Company has indicated to Dr. Haas that it believes no amounts are due him under his employment agreement. As of October 30, 1997, the Company is unable to predict the outcome of the disagreement between Dr. Haas and the Company.

     Dr. Wood assumed the duties of President and Chief Executive Officer upon the resignation of Dr. Haas.

1987 Stock Option Plan

     The Company has in effect an Amended and Restated 1987 Stock Option Plan (the "1987 Plan") which was adopted by the Board of Directors and shareholders of the Company effective June 1, 1987, and which was amended on March 13, 1991, and further amended in March 1992, September 1992 and November 1993. The plan currently provides for options exercisable for up to a total of 188,522 shares of Common Stock. The 1987 Plan provides that incentive options which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted to executives and other key employees (including officers who may be members of the Board of Directors) of the Company and that nonqualified options may be granted to such directors, executive employees and other key employees (including officers who may be members of the Board of Directors of the Company), each as the Board of Directors shall determine from time to time. If any options granted under the 1987 Plan expire or terminate without being exercised, the shares covered thereby are added back to the shares reserved for issuance under the 1987 Plan.

     The Compensation Committee of the Board of Directors administers the 1987 Plan. The 1987 Plan provides that options may be granted at no less than 75% of the fair market value of the Common Stock on the date of the grant (or 110% of the fair market value for options granted to participants who own 10% or more of the Company's outstanding Common Stock).

     The Compensation Committee determines, at its discretion, the persons to be granted options, option prices, date of grant and vesting periods, although no option may extend for longer than ten years (five years for incentive stock options granted to 10% or greater shareholders). Payment of the exercise price is made by check or in such other form as may be acceptable to the Board of Directors including, under certain circumstances, the delivery of Common Stock. No options may be granted under the 1987 Plan after June 1, 1997.

     Options are not transferable by the optionee, other than by will or the applicable laws of descent and distribution. In the event of termination of employment, the option expires on the earlier of its stated expiration or three months (six months in the case of the optionee's death) after termination of employment.

     In the event of a recapitalization, reorganization or other change in the Company's capital structure or a merger or consolidation or the sale or transfer of all or part of its assets, the 1987 Plan provides for adjustment of the shares of Common Stock covered by the 1987 Plan and outstanding options granted pursuant to the 1987 Plan.

     The 1987 Plan may be amended at any time by the Board of Directors, provided that amendments increasing the number of shares issuable under the 1987 Plan and amendments changing the eligibility of participants require the approval of the holders of at least a majority of the outstanding Common Stock.

     In November 1993, the Board of Directors canceled all of the outstanding options under the 1987 Plan. Concurrently with such cancellation, the Company entered into agreements with the holders of the canceled options providing for the reissuance of such options at an exercise price of $6.1875 per share. In April 1994, the Company issued options replacing the previously canceled options and issued additional options for a total of 185,229 shares of Common Stock at an exercise price of $6.1875 per share. All of such options vested on January 1, 1995.

     On February 23, 1995, the exercise price of all outstanding options under the 1987 Plan was amended to reflect a new exercise price of $2.625 per share, which was the market price of the Common Stock on such date. In addition, on such date an additional 62,500 options were awarded under the 1987 Plan at the $2.625 exercise price leaving only 12,431 options available for future awards under the 1987 Plan.

1994 Incentive and Non-statutory Option Plan

     On June 3, 1994, the shareholders of the Company approved the 1994 Incentive and Non-statutory Option Plan (the "1994 Plan"). The 1994 Plan is an arrangement under which certain individuals may be granted options for incentive stock options and non-statutory stock options as described below. Subject to adjustment as set forth in the 1994 Plan, the aggregate number of shares of the Common Stock that may be the subject of awards is 610,833. Of the 610,833 shares of Common Stock available under the 1994 Plan, 160,000 have been reserved for issuance to non-employee directors. As of December 31, 1996, 345,481 options had been granted to employees and 113,724 options had been granted to non-employee directors.

     The Compensation Committee of the Board of Directors administers the 1994 Plan. The Compensation Committee consists of directors who, except for automatic grants for non-employee directors under Section 7 of the 1994 Plan, are not eligible and have not, within one year prior to the appointment of the Compensation Committee, received equity securities of the Company under the 1994 Plan or any other incentive plan of the Company. The Compensation Committee currently consists of Dr. Wood.

     Under the 1994 Plan, the Compensation Committee has wide discretion and flexibility, enabling the Compensation Committee to administer the 1994 Plan in the manner that it determines is in the best interest of the Company. The Compensation Committee has the authority to designate recipients of options under the 1994 Plan, to interpret and construe the provisions of the 1994 Plan and any options granted thereunder, and to do all things necessary or appropriate to administer the 1994 Plan in accordance with its terms.

401(k) Plan

     The Company has a 401(k) Retirement Plan and Trust (the "401(k) Plan") which became effective as of January 1, 1989. Employees of the Company who have completed one-quarter year of service and have attained age 21 are eligible to participate in the 401(k) Plan. Subject to certain statutory limitations, a participant may elect to have his or her compensation reduced by up to 20% and have the Company contribute such amounts to the 401(k) Plan on his or her behalf ("Deferral Contributions"). The Company makes contributions in an amount equal to 25% of the participant's Deferral Contributions up to 6% of his or her compensation ("Employer Contributions"). Additionally, the Company may make such additional contributions as it shall determine each year in its discretion. All Deferral and Employer Contributions made on behalf of a participant are allocated to his or her individual accounts and such participant is permitted to direct the investment of such accounts.

     A participant is fully vested in the current value of that portion of his or her accounts attributable to Deferral Contributions. A participant's interest in that portion of his or her accounts attributable to Employer Contributions is generally fully vested after five years of employment. Distributions under the 401(k) Plan are made upon termination of employment, retirement, disability and death. In addition, participants may make withdrawals in the event of severe hardship or after the participant attains age fifty-nine and one-half.

     The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions made under the 401(k) Plan, and income earned on contributions, are not taxable to participants until withdrawal from the 401(k) Plan.

     The Company's contributions to the 401(k) Plan for the account of Mr. Haas was $0 in 1997, and $2,339 in 1996, respectively. The Company's contributions to the 401(k) Plan on behalf of all employees in the years ended December 31, 1997 and 1996 was $11,490 and $36,306 respectively. Dr. Wood is not eligible to participate in the Company's 401(k) Plan.

Policy with Respect to $1 Million Deduction Limit

     It is the Company's policy, where practical, to avail itself of all proper deductions under the Code. Amendments to the Code in 1993 limit, in certain circumstances, the deductibility of compensation in excess of $1 million paid to each of the five highest paid executives in one year. The total compensation of the executive officers did not exceed this deduction limitation in Fiscal 1996, and is unlikely to exceed it in 1997.

                                          SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                                   AND COMPARATIVE PER SHARE DATA

                               Following are financial statements and the notes thereto of the Company for the nine months ended September 30, 1998.

                                                        POSITRON CORPORATION
                                                           BALANCE SHEETS
                                                        --------------------
                                                (In thousands, except per share data)
                                                                                                   September 30,        December 31,
                                                                                                         1998               1997
                                                                                                       --------            --------
                                                                                                     (Unaudited)            (Note)
ASSETS:
Current assets:
  Cash and cash equivalents                                                                            $    145            $    160
  Accounts receivable, net                                                                                  110                 253
  Inventories                                                                                               331                 408
  Prepaid expenses                                                                                           24                 131
                                                                                                       --------            --------
    Total current assets                                                                                    610                 952

  Plant and equipment, net                                                                                  464                 715
                                                                                                       --------            --------
    Total assets                                                                                       $  1,074            $  1,667
                                                                                                       ========            ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable, trade                                                                              $  1,327            $  1,573
  Accrued liabilities                                                                                     3,281               3,205
  Note payable to an affiliate                                                                              767                 767
  Other note payable                                                                                      1,136                 930
  Unearned revenue                                                                                           60                  60
                                                                                                       --------            --------
    Total current liabilities                                                                             6,571               6,535
                                                                                                       --------            --------

Other liabilities                                                                                           600                 245
                                                                                                       --------            --------
Commitments and contingencies

Stockholders' deficit:
  Series A Preferred Stock: $1.00 par value, 8% cumulative, convertible redeemable; $1.00 par value; 5,450,000 shares authorized; 1,564,403 and 1,594,999 shares issued and outstanding at September 30, 1998 and
    December 31, 1997, respectively                                                                       1,564               1,595
  Series B Preferred Stock: $1.00 par value, cumulative, convertible redeemable; 25,000 shares authorized, issued and outstanding at
    June 30, 1998 and December 31, 1997                                                                      25                  25
  Common Stock: $0.01 par value; 15,000,000 shares authorized, 5,159,592 and 5,128,990 shares issued and outstanding at September 30, 1998 and
    December 31, 1997, respectively                                                                          52                  51
  Additional paid-in capital                                                                             42,221              42,191
  Accumulated deficit                                                                                   (49,944)            (48,960)
  Treasury Stock: 60,156 shares at cost                                                                     (15)                (15)
                                                                                                       --------            --------
    Total stockholders' deficit                                                                          (6,097)             (5,113)
                                                                                                       --------            --------

    Total liabilities and stockholders' deficit                                                        $  1,074            $  1,667
                                                                                                       ========            ========

Note:  The balance  sheet at December  31, 1997 has been  derived from the audited  financial  statements  at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
See accompanying notes.

                                                                 16

                                                        POSITRON CORPORATION
                                                      STATEMENTS OF OPERATIONS
                                                      ------------------------
                                                  (In thousands, except share data)
                                                             (Unaudited)
                                                                      Three Months Ended                    Nine Months Ended
                                                              September 30,      September 30,      September 30,      September 30,
                                                                   1998               1997               1998               1997
Revenues:
        Fee per scan                                           $       147        $       229        $       454        $       437
        Service and component                                          153                431                933              1,321
                                                               -----------        -----------        -----------        -----------
             Total revenues                                            300                660              1,387              1,758
                                                               -----------        -----------        -----------        -----------

Costs of sales and services:
        Fee per scan                                                    29                 39                 89                117
        Service, warranty and component                                108                221                286                500
                                                               -----------        -----------        -----------        -----------
             Total costs of sales and services                         137                260                375                617
                                                               -----------        -----------        -----------        -----------
             Gross profit                                              163                400              1,012              1,141
                                                               -----------        -----------        -----------        -----------

Operating expenses:
        Research and development                                      --                  421                 18              1,037
        Selling and marketing                                         --                  230                 16                572
        General and administrative                                     840                673              1,734              1,921
                                                               -----------        -----------        -----------        -----------
             Total operating expenses                                  840              1,324              1,768              3,530
                                                               -----------        -----------        -----------        -----------

             Loss from operations                                     (677)              (924)              (756)            (2,389)
                                                               -----------        -----------        -----------        -----------

Other income (expenses):
        Other expense                                                 --                    8               --                  (93)
        Interest expense                                               (67)               (53)              (228)              (243)
                                                               -----------        -----------        -----------        -----------
             Total other expense                                       (67)               (45)              (228)              (336)
                                                               -----------        -----------        -----------        -----------

Net loss                                                       $      (744)       $      (969)       $      (984)       $    (2,725)
                                                               ===========        ===========        ===========        ===========

Basic and dilutive net loss per common share                   $     (0.14)       $     (0.19)       $     (0.19)       $     (0.57)
                                                               ===========        ===========        ===========        ===========

Weighted average common shares outstanding                       5,144,291          5,111,292          5,139,191          4,794,107
                                                               ===========        ===========        ===========        ===========

Note:  The Company's financial statements include no additional elements of comprehensive income.  Accordingly, comprehensive income and net income are identical.

                                                  See accompanying notes.

                                                                 17

                                                        POSITRON CORPORATION
                                                 CONDENSED STATEMENTS OF CASH FLOWS
                                                 ----------------------------------
                                                           (In thousands)
                                                             (Unaudited)
                                                                                                               Nine Months Ended
                                                                                                        September 30,  September 30,
                                                                                                             1998            1997
                                                                                                            -------         -------
Cash flows from operating activities:
        Net loss                                                                                            $  (984)        $(2,725)
        Adjustment to reconcile net loss to net cash used in operating activities                              (763)          2,340
                                                                                                            -------         -------
             Net cash used in operating activities                                                             (221)           (385)
                                                                                                            -------         -------

Cash flows from investing activities:
        Capital expenditures, net                                                                              --                 3
                                                                                                            -------         -------
             Net cash used in investing activities                                                             --                 3
                                                                                                            -------         -------

Cash flows from financing activities:
        Proceeds from other notes payable                                                                       568            --
        Repayment of other notes payable                                                                       (362)           --
        Proceeds from conversion of warrants to common stock                                                   --                 3
                                                                                                            -------         -------
             Net cash provided by (used in) financing activities                                                206               3
                                                                                                            -------         -------

Net decrease  in cash and cash equivalents                                                                      (15)           (379)

Cash and cash equivalents, beginning of year                                                                    160             382
                                                                                                            -------         -------

Cash and cash equivalents, end of year                                                                      $   145         $     3
                                                                                                            =======         =======


                                                  See accompanying notes.

                                                                 18

                              POSITRON CORPORATION
                     SELECTED NOTES TO FINANCIAL STATEMENTS
                     --------------------------------------
1.   Basis of Presentation

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report of Form 10-KSB for the year ended December 31, 1997. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 1997, as reported in the Form 10-KSB, have been omitted.

2.   Company Operations

     Since its inception the Company has been unable to sell its POSICAM(TM) systems in sufficient quantities to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the year ended December 31, 1997 and the nine months ended September 30, 1998 were $4,455,000 and $984,000, respectively. The Company has an accumulated deficit of $49,944,000 at September 30, 1998. Due to the sizable selling prices of the Company's systems and the limited number of systems sold or placed in service each year, the Company's revenues have fluctuated significantly year to year.

     At September 30, 1998, the Company had cash and cash equivalents in the amount of $145,000 compared to $160,000 at December 31, 1997. During 1997 and the first nine months of 1998, the Company was unable to meet certain obligations as they came due. As a result of the Company's liquidity problem, 1997 salary payments to certain management level employees totaling approximately $600,000 were unpaid at September 30, 1998.

     Additionally, the Company currently has no shares of its Common Stock available for issuance and all other authorized shares have either been issued or reserved for issuance in respect of outstanding options and warrants or convertible securities. The lack of such available shares significantly restricts the Company's ability to raise capital through the issuance of additional equity securities. While the Company believes that its shareholders will approve an increase in the number of authorized shares of Common Stock at its Annual Meeting of Shareholders, no assurance can be given that such increase in authorized shares will be approved by the Company's shareholders.

3.   Net Loss Per Share

     Net loss per common share for the three and nine months ended September 30, 1998 and 1997 have been computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during these periods.

4.   Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets or liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.   Income Tax

     The difference between the Federal statutory income tax rate and the Company's effective income tax rate is primarily attributable to increases in valuation allowances for deferred tax assets relating to net operating losses.

6.   Imatron Transaction

     In May 1998, the Company entered into an agreement (the "Imatron Transaction") with Imatron, Inc. ("Imatron"), whereby Imatron will acquire a majority ownership of the Company. In conjunction with the execution of definitive agreements, Imatron began making working capital advances available to the Company up to $500,000 (subsequently revised by oral agreement to $750,000) in order to enable it to meet a portion of its current obligations. As of September 30, 1998, the Company had borrowed $568,000. The loan bears interest at 1/2% over the prime rate, is due March 1, 2000 (with interest being payable monthly), and is secured by all of the Company's assets.

     Under the terms of the agreement, Imatron will acquire a majority ownership of the outstanding Common Stock of the Company on a fully-diluted and as-if converted basis, which assumes that all outstanding warrants, options and other derivatives have been exercised or converted into shares of Common Stock other than out-of-the-money warrants and options, determined at the time of issuance of shares to Imatron. If such shares were issued to Imatron on September 30, 1998 the Company would have been obligated to issue 9,000,000 shares of Common Stock. The Company will receive a nominal cash payment of $100 from Imatron in payment for the shares.

     In addition to providing limited working capital financing, Imatron has agreed to support the Company's marketing program, particularly with regard to Imatron's affiliate, Imatron Japan, Inc. by agreeing to make, after the share issuance closing date, all reasonable efforts to cause the placement of 10 POSICAM(TM) systems over the next three years. The Company recently shipped a POSICAM(TM) system to Imatron Japan as the first delivery under a three-year distribution agreement entered into last year. Imatron Japan is a major distributor for Imatron's Ultrafast CT and for the equipment of certain other high technology companies. Imatron has a 24% minority interest in Imatron Japan.

     Imatron has also agreed to help facilitate the recapitalization of the Company to support its re-entry into the medical imaging market by using its best efforts after the share issuance closing date to arrange for additional third-party equity financing for the Company over an eighteen-month period in an aggregate amount of not less than $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

     Consummation of the issuance of shares to Imatron is conditioned upon, among other things (a) the resignation of each officer of the Company, (b) the resignation of at least three of the four current directors of the Company and the appointment of Imatron's nominees to fill such vacancies, and (c) shareholder approval of an amendment to the Company's Articles of Incorporation to increase its authorized Common Stock to at least 100,000,000 shares. The Company anticipates that the share issuance to Imatron will close immediately after the Annual Meeting if the required shareholder approval is obtained.

     In connection with the above transactions, the Company, Imatron and two current lenders, Uro-Tech, Ltd. ("Uro-Tech") and ProFutures Bridge Capital Fund, L.P. ("ProFutures"), entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of its loan (with a current balance of approximately $570,000) to December 5, 1998, in return for a $50,000 payment, the issuance of warrants to purchase 1,150,000 shares of Common Stock at $0.25 per share (in addition to the issuance of previously bargained for warrants to purchase an additional 100,000 shares of Common Stock at $0.25 per share), and minimum loan repayments of $50,000 for each of the months of April, May, June and July 1998, $100,000 for the month of August 1998 and $50,000 for each of the months of September, October and November 1998 (b) Imatron agreed to subordinate its loan to ProFuture's loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $767,000 plus accrued interest payable of approximately $286,000) to Imatron's loan, and
     (d) ProFutures and Imatron agreed that all amounts above the first $1,000,000 of any third party equity financing obtained by Imatron would be applied equally to reduce the Company's debt to both ProFutures and Imatron. Consistent with the oral amendment to the Imatron Agreement, the Company and ProFutures have amended their agreements to provide further waivers of any past defaults and have further extended the maturity of the ProFutures Loan to December 5, 1998 and minimum loan repayments of $50,000 for each of the months of September, October and November 1998, leaving a balance at December 5, 1998 of approximately $400,000. Imatron agreed to continue to subordinate its loan to the ProFutures Loan, and Uro-Tech agreed to subordinate its loan to Imatron's loan. Except as modified by the amendments, the remaining agreements remain the same.

     The Company is in negotiations to sell one of its POSICAM(TM) systems to a third party that currently leases the system. It is anticipated that, if the Company is successful in consummating such sale, it will receive net proceeds of approximately $360,000. It is the Company's intention to use such proceeds, plus proceeds from a service contract currently being negotiated with the third party, to retire the remaining balance of approximately $400,000 on the ProFutures Loan. There can be no assurances, however, that the Company will be successful in reaching an agreement concerning the proposed system sale or that, if agreement is reached, such sale will be consummated, or that the Company otherwise will be able to obtain additional debt or equity financing necessary to repay the ProFutures Loan by such maturity date. Absent obtaining a further extension of the December 5, 1998 maturity date of the ProFutures Loan, closing the proposed sale of the POSICAM(TM) system, or obtaining additional debt or equity financing necessary to repay the ProFutures Loan by the maturity date, the Company may be forced to seek protection under the Federal Bankruptcy laws.

     If the proposal to amend the Company's Articles of Incorporation is not approved by the Company's shareholders, or if such proposal is approved but the Imatron Transaction does not subsequently close, the Company may be forced to seek protection under the Federal Bankruptcy laws. Even if Proposal Two to amend the Company's Articles of Incorporation is approved and the Imatron Transaction closes, there can be no assurances that the Company will thereafter be able to raise sufficient capital for the Company to continue as a going concern or even if such additional capital is raised that the Company will ever achieve the level of revenues needed to be profitable in the future, or, if profitability is achieved, that it will be sustained.

7.   Contingencies

     The City of Houston has filed suit, and judgment has been entered, against the Company for delinquent taxes in the amount of approximately $240,000. The balance is fully accrued at September 30, 1998.

     The Company is obligated to pay royalties of 3% of the gross revenue from sales, uses, leases, licensing or rentals of POSICAM systems, 1% each to a director of the Company and two other unrelated entities. During the years ended December 31, 1997 and 1996 the Company incurred royalties of $134,000 and $42,000, respectively, based upon system sales and adjustments to royalties.

     The Company's royalties were reduced to the 3% level based upon consideration, provided to two of the payees, under consulting agreements and promissory notes. However, the consulting agreements provide that if the Company defaults in its payment obligations thereunder, then the payees would be entitled to receive regrant of the royalties that they previously released. In April 1998, the Company received a demand letter from one of the payees alleging default under his consulting agreement in 1997 and demanding regrant of an additional 1% royalty interest. Although the Company has not received a demand from the second payee, the Company believes that a payment default may have occurred under his consulting agreement and that as a result thereof, he may be entitled to the regrant of an additional 0.5% royalty interest. The Company anticipates initiating settlement discussions with both payees concerning the alleged payment defaults. The Company is unable to predict the outcome of such discussions at this time; however, the Company recorded an adjustment of approximately $100,000 during 1997 in recognition of the additional royalties it may owe. If the parties fail to reach a settlement, one payee will be entitled to receive an aggregate 2% royalty and the second payee will be entitled to receive an aggregate 1.5% royalty, resulting in an increase of the Company's royalty obligations from 3% to 4.5%. Such increase in royalty obligations could have a material adverse effect on the Company's future financial performance.

     Arbitration procedures have been initiated against the Company in China involving a dispute with respect to a POSICAMTM system. The Company entered into a contract with a Chinese company in September 1996 to provide the company with a POSICAMTM system. The Chinese company provided the Company with a down payment of approximately $300,000 and agreed to provide the company with a letter of credit for the remaining purchase price, which letter of credit would be fundable upon shipment of the POSICAMTM system. The Company utilized the down payment to purchase the beginning inventory for the system and began construction of the system. The Chinese company, however, failed to provide the Company with the letter of credit and the Company, because of its severe financial difficulties, was unable to complete and deliver the system without such additional funds. The Chinese company has demanded the return of its deposit and, on September 8, 1998, a notice of arbitration concerning the sales contract dispute was issued to the Company by the China International Economic and Trade Arbitration Commission, Shanghai Commission. The Company believes that the claims raised by the Chinese company are without merit and intends to vigorously defend its interests. It is not possible at this time to predict the outcome of this proceeding, although a ruling unfavorable to the Company could have a material adverse effect on the Company's business and financial performance.

8.   Comprehensive Income

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which requires a company to display an amount representing comprehensive income as part of the company's basic financial statements. Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income and net income are identical.

     Following are the reports of independent accountants, financial statements and the notes thereto of the Company for the years ended December 31, 1997 and 1996.

                        Report of Independent Accountants

Board of Directors and Stockholders
Positron Corporation

We have audited the accompanying balance sheet of Positron Corporation as of December 31, 1997 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Positron Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plan with regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/  Ham, Langston & Brezina, L.L.P.

Houston, Texas July 25, 1998, except for Notes 15 and 16, as to which the date is October 27, 1998

                        Report of Independent Accountants

Board of Directors and Stockholders
Positron Corporation

We have audited the accompanying balance sheet of Positron Corporation as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Positron Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plan with regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   /s/  Coopers & Lybrand L.L.P.


Houston, Texas
April 9, 1997

                                                        POSITRON CORPORATION
                                                           BALANCE SHEETS
                                                        --------------------
                                                  (In thousands, except share data)
                                                                                                                   December 31,
                                   ASSETS                                                                    1997            1996
                                                                                                           --------        --------
Current assets:
         Cash and cash equivalents                                                                         $    160        $    382
         Accounts receivable, net                                                                               253             520
         Notes receivable                                                                                      --               324
         Inventories                                                                                            408           2,633
         Prepaid expenses                                                                                       131             159
         Other current assets                                                                                  --               426
                                                                                                           --------        --------
           Total current assets                                                                                 952           4,444
         Plant and equipment, net                                                                               715             967
         Intangible assets, net                                                                                --               106
                                                                                                           --------        --------
           Total asset                                                                                     $  1,667        $  5,517
                                                                                                           ========        ========

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
         Accounts payable, trade                                                                           $  1,573        $  1,113
         Accrued liabilities                                                                                  3,205           2,654
         Revolving line of credit                                                                              --                75
         Note payable to an affiliate                                                                           767             663
         Other note payable                                                                                     930           1,335
         Unearned revenue                                                                                        60             267
                                                                                                           --------        --------
           Total current liabilities                                                                          6,535           6,107
                                                                                                           --------        --------
Other liabilities                                                                                               245              68
                                                                                                           --------        --------
Commitments and contingencies
Stockholders' deficit:
         Series A Preferred Stock: $1.00 par value; 8% cumulative, convertible, redeemable; 5,450,000 shares authorized; 1,594,999 and 2,404,624 shares  issued  and  outstanding at December 31, 1997 and 1996, respectively
                                                                                                              1,595           2,405
         Series B Preferred Stock: $1.00 par value, 8% cumulative, convertible, redeemable; 25,000 shares authorized, issued and outstanding at December 31,
           1997 and 1996                                                                                         25              25
         Common stock: $0.01 par value; 15,000,000 shares authorized,
           5,128,990 and 4,312,182 shares issued and outstanding at December 31, 1997
           and 1996                                                                                              51              43
         Additional paid-in capital                                                                          42,191          41,374
         Accumulated deficit                                                                                (48,960)        (44,505)
         Treasury stock: 60,156 shares at cost                                                                  (15)           --
                                                                                                           --------        --------
           Total stockholders' deficit                                                                       (5,113)           (658)
                                                                                                           --------        --------
              Total liabilities and stockholders' deficit                                                  $  1,667        $  5,517
                                                                                                           ========        ========

                                            See notes to financial statements.

                                                                 25

                                                        POSITRON CORPORATION
                                                      STATEMENTS OF OPERATIONS
                                                      ------------------------
                                                  (In thousands, except share data)
                                                                                                     Year Ended December 31,
                                                                                                 1997                       1996
                                                                                             -----------                -----------
Revenues:
         System sales                                                                        $     1,129                $       650
         Fee per scan                                                                                602                        415
         Service and component                                                                     1,795                      2,510
                                                                                             -----------                -----------
           Total revenues                                                                          3,526                      3,575
                                                                                             -----------                -----------
Costs of sales and services:
         System sales                                                                                698                        316
         Fee per scan                                                                                156                        172
         Service, warranty and component                                                             465                        610
         Provision for loss on system exchange                                                      --                        1,000
         Provision for inventory obsolescence                                                      1,224                       --
                                                                                             -----------                -----------
           Total costs of sales and services                                                       2,543                      2,098
                                                                                             -----------                -----------
              Gross profit                                                                           983                      1,477
                                                                                             -----------                -----------
Operating expenses:
         Research and development                                                                  1,305                      2,227
         Selling, general and administrative                                                       3,609                      5,263

           Total operating costs                                                                   4,914                      7,490
                                                                                             -----------                -----------

Loss from operations                                                                              (3,931)                    (6,013)
                                                                                             -----------                -----------

Other expenses:
         Interest expenses                                                                          (334)                      (197)
         Other expense                                                                              (190)                      (165)
                                                                                             -----------                -----------

           Total other expense                                                                      (524)                      (362)
                                                                                             -----------                -----------

Net loss                                                                                     $    (4,455)               $    (6,375)
                                                                                             ===========                ===========

Basic and dilutive net loss per common share                                                 $     (0.91)               $     (1.67)
                                                                                             ===========                ===========

Weighted average common shares outstanding                                                     4,884,870                  3,811,026
                                                                                             ===========                ===========

                                            See notes to financial statements.

                                                                 26

                                                        POSITRON CORPORATION
                                                 STATEMENTS OF STOCKHOLDERS' DEFICIT
                                           For the Years Ended December 31, 1997 and 1996

                                                  (In thousands, except share data)

                                                      Series A                  Series B
                                                   Preferred Stock           Preferred Stock                Common Stock
                                                  Shares      Amount        Shares     Amount           Shares       Amount
Balance at January 1, 1996                            --     $   --            --        --           3,637,320        $ 36
Net loss                                              --         --            --        --                 --          --
Issuance of Series A Preferred Stock            2,641,989      2,642           --        --                 --          --
Issuance of Series B Preferred Stock                  --         --         25,000        25                --          --
Conversion of  Series A Preferred Stock to
    Common Stock                                 (670,694)      (670)          --        --             670,694           7
Conversion of Warrants to Common Stock                --         --            --        --               4,168         --
Conversion of note payable to an affiliate
    to Series A Preferred Stock                   433,329        433           --        --                 --          --

Balance at December 31, 1996                    2,404,624      2,405        25,000        25          4,312,182          43
Net loss                                              --         --            --        --                 --          --
Conversion of Series A Preferred Stock to
    Common Stock                                 (809,625)      (810)          --        --             809,625           8
Conversion of Warrants to Common Stock                --         --            --        --               7,183         --
Treasury stock received upon settlement of
    note receivable                                   --         --            --        --                 --          --

Balance at December 31, 1997                    1,594,999    $ 1,595        25,000      $ 25          5,128,990        $ 51
                                                =========    =======        ======      ====          =========        ====

                                                     Additional
                                                       Paid-In     Accumulated   Treasury
                                                       Capital       Deficit       Stock         Total

Balance at January 1, 1996                             $ 39,309     $ (38,130)    $ --           $ 1,215
Net loss                                                    --         (6,375)      --            (6,375)
Issuance of Series A Preferred Stock                         52           --        --             2,694
Issuance of Series B Preferred Stock                      1,125           --        --             1,150
Conversion of  Series A Preferred Stock to
    Common Stock                                            663           --        --               --
Conversion of Warrants to Common Stock                        8           --        --                 8
Conversion of note payable to an affiliate to
    Series A Preferred Stock                                217           --        --               650

Balance at December 31, 1996                             41,374       (44,505)      --              (658)
Net loss                                                    --         (4,455)      --            (4,455)
Conversion of Series A Preferred Stock to
    Common Stock                                            802           --        --               --
Conversion of Warrants to Common Stock                       15           --        --                15
Treasury stock received upon settlement of note
    receivable                                              --            --        (15)             (15)

Balance at December 31, 1997                           $ 42,191     $ (48,960)    $ (15)        $ (5,113)
                                                       ========     =========     =====         ========

                                                 See notes to financial statements.

                                                                 27

                                                        POSITRON CORPORATION
                                                      STATEMENTS OF CASH FLOWS
                                                      ------------------------
                                                           (In thousands)
                                                                                                           Year Ended December 31,
                                                                                                           1997               1996
                                                                                                         -------            -------
Cash flows from operating activities:
    Net loss                                                                                             $(4,455)           $(6,375)
    Adjustment to reconcile net loss to net cash provided by (used in)
operating activities:
      Depreciation                                                                                           255                112
      Provision for doubtful accounts and notes receivable                                                   456                760
      Provision for obsolescence of inventory                                                              1,224               --
      Provision to reduce intangible assets to net realizable value                                           81               --
      Amortization of intangible assets                                                                       25                 25
      Provision for loss on exchange of system                                                              --                1,000
      Change in assets and liabilities, operating:
        Decrease (increase) in accounts receivable                                                           (87)               404
        Decrease in inventories                                                                            1,001                 33
        Decrease in prepaid expenses                                                                          26                124
        Decrease (increase) in other current assets                                                          426               (368)
        Increase (decrease) in accounts payable, trade                                                       460               (642)
        Increase (decrease) in accrued liabilities                                                           553               (233)
        Increase (decrease) in revolving line of credit                                                      (75)                75
        Increase (decrease) in other liabilities                                                             177                (11)
                                                                                                         -------            -------

          Net cash provided by (used in) operating activities                                                 67             (5,096)
                                                                                                         -------            -------

Cash flows from investing activities:
    Capital expenditures                                                                                      (3)               (51)
                                                                                                         -------            -------

      Net cash used in investing activities                                                                   (3)               (51)
                                                                                                         -------            -------

Cash flows from financing activities:
    Proceeds from note payable to an affiliate                                                               104                240
    Proceeds from other notes payable                                                                       --                1,400
    Repayment of other notes payable                                                                        (405)               (65)
    Proceeds from issuance of Series A preferred stock                                                      --                3,375
    Series A preferred stock issuance costs                                                                 --                 (681)
    Proceeds from issuance of Series B preferred stock                                                      --                1,250
    Series B preferred stock issuance costs                                                                 --                 (100)
    Proceeds from conversion of warrants to common stock                                                      15                  8
                                                                                                         -------            -------

      Net cash provided by (used in) financing activities                                                   (286)             5,427
                                                                                                         -------            -------

Net increase (decrease) in cash and cash equivalents                                                        (222)               280
Cash and cash equivalents, beginning of year                                                                 382                102
                                                                                                         -------            -------
Cash and cash equivalents, end of year                                                                   $   160            $   382
                                                                                                         =======            =======

                                                 See notes to financial statements.

                                                                 28

                              POSITRON CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

1.       Description of Business

         The Company was incorporated on December 20, 1983 in the state of Texas and commenced commercial operations during 1986. The Company designs, manufactures, markets and services its POSICAMTM system, advanced medical imaging devices, utilizing positron emission tomography ("PET") technology. These systems utilize the Company's patented and proprietary technology, an imaging technique which assesses the biochemistry, cellular metabolism and physiology of organs and tissues, as well as producing anatomical and structural images. Targeted markets include medical facilities and diagnostic centers located throughout the world. POSICAMTM systems are used by physicians as diagnostic and treatment evaluation tools in the areas of cardiology, neurology and oncology. The Company faces competition principally from two other companies which specialize in advanced medical imaging equipment.

         Since its inception the Company has been unable to sell its POSICAMTM systems in sufficient quantities to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1997 and 1996 were $4,455,000 and $6,375,000, respectively, and at December 31, 1997 the Company has an accumulated deficit of $48,960,000. The magnitude of the selling prices of the Company's systems and the limited number of systems sold or placed in service each year has caused the Company's revenues to fluctuate significantly year to year.

         At December 31, 1997, the Company had cash and cash equivalents in the amount of $160,000 compared to $382,000 at December 31, 1996. During both 1996 and 1997, the Company was unable to meet certain obligations as they came due and the Company's liquidity problems have become critical. As a result of the Company's severe liquidity problem, salary payments owed to certain management level employees totaling approximately $700,000 were unpaid at December 31, 1997.

         To deal with its critical liquidity problem, in June 1998 the Company entered into a preliminary agreement (the "Imatron Transaction") with Imatron, Inc. ("Imatron"), whereby Imatron plans to acquire a majority ownership in the Company (See Note 16). If the Imatron Transaction is not completed or if the Imatron Transaction is completed and Imatron is unsuccessful in its efforts to raise capital for the Company, management believes that the Company will be unable to continue as a going concern and that the Company's assets will be seized by its secured creditors.

         The Company currently has no shares of its Common Stock available for issuance and all authorized shares have either been issued or reserved for issuance in respect of outstanding options and warrants or convertible securities. The lack of such available shares significantly restricts the Company's ability to raise capital through the issuance of additional equity securities. While the Company believes that its shareholders will approve an increase in the number of authorized shares of Common Stock at its Annual Meeting of Shareholders, no assurance can be given that such increase in authorized shares will be approved by the Company's shareholders.

2.       Summary of Significant Accounting Policies

         Cash and Cash Equivalents

         Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.

         Inventory

         Inventories are stated at the lower of cost or market and include material, labor and overhead. Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

         Plant and Equipment

         Plant and equipment are recorded at cost and depreciated for financial statement purposes using the straight-line method over estimated useful lives of five to seven years. Gains or losses on dispositions are included in the statement of operations in the period incurred. Maintenance and repair cost are charged to expense as incurred.

         Intangible Assets

         Intangible  assets,   consisting   principally  of  patent  costs,  are
         amortized using the straight-line method over an estimated useful life of 10 years.

         Impairment of Long-Lived Assets

         Periodically, the Company evaluates the carrying value of its plant and equipment, and long-lived assets, which includes patents and other intangible assets, by comparing the anticipated future net cash flows associated with those assets to the related net book value. If an impairment is indicated as a result of such reviews, the Company would remove the impairment based on the fair market value of the assets, using techniques such as projected future discounted cash flows or third party valuations. As of December 31, 1997, an adjustment to intangible assets was indicated and recorded.

         Revenue Recognition

         Revenues from POSICAMTM system contracts are recognized when all significant costs have been incurred and the system has been shipped to the customer. Revenues from fee per scan contracts are recognized upon performance of patient scans. Revenues from maintenance contracts are recognized over the term of the contract. Service revenues are recognized upon performance of the services.

         Research and Development Expenses

         All costs related to research and development are charged to expense as incurred.

         Warranty Costs

         The Company accrues for the cost of product warranty on POSICAMTM systems at the time of shipment. Warranty periods generally range up to a maximum of one year. Actual results could differ from the amounts estimated.

         Net Loss Per Common Share

         Basic and dilutive net loss per common share for the years ended December 31, 1997 and 1996 have been computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during these periods. All Common Stock equivalents were antidilutive.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments

         The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

         Reclassifications

         Certain amounts presented in the Company's December 31, 1996 financial statements have been reclassified in order to conform to current year presentation.

         New Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires a company to display an amount representing comprehensive income, as defined by the statement, as part of the company's basic financial statements. Comprehensive income will include items such as unrealized gains or losses on certain investment securities and foreign currency items. The adoption of SFAS 130 should not materially affect the Company's financial statements.

         SFAS 131 requires a company to disclose financial and other information, as defined by the statement, about its business segments, their products and services, geographic areas, major customers, revenues, profits, assets and other information. The Company has not yet assessed the impact that SFAS 131 will have on its financial statement reporting.

3.       Accounts Receivable

Accounts receivable at December 31, 1997 and 1996 consisted of the following:

                                                      1997                1996
                                                    ------               ------
                                                           (In thousands)
Accounts receivable-- equipment sales               $1,011               $1,011
Accounts receivable-- maintenance                       75                  101
Accounts receivable-- fee per scan                     334                  180
Accounts receivable-- other                             --                   41
                                                    ------               ------
                                                     1,420                1,333
Less allowance for doubtful accounts                (1,227)              (1,080)
                                                    ------               ------
                                                    $  193               $  253

4.       Inventories

Inventories at December 31, 1997 and 1996, consisted of the following:


                                                      1997                1996
                                                    ------               ------
                                                           (In thousands)
Raw materials                                       $1,299               $1,955
Work in process                                        --                    68
Finished goods                                         333                  610
                                                    ------               ------
                                                     1,632                2,633
Less reserve for obsolescence                        1,224                  --
                                                    ------               ------
                                                    $  408               $2,633
                                                    ======               ======

         Due to improvements in technology that will slow movement of the Company's inventory, the Company recorded a reserve for obsolescence of $1,224,000 at December 31, 1997 to reduce inventories to their estimated net realizable value.

5.       Plant and Equipment

         Plant and equipment at December 31, 1997 and 1996 consisted of the following:
                                                      1997                1996
                                                    ------               ------
                                                           (In thousands)
Furniture and fixtures                              $  327               $  327
Computers and peripherals                              775                  772
Leasehold improvements                                  17                   17
Leased assets                                          782                  782
Machinery and equipment                                518                  518
                                                    ------               ------
  Total plant and equipment                          2,419                2,416
Less accumulated depreciation                       (1,704)              (1,449)
                                                    ------               ------
                                                    $  715               $  967
                                                    ======               ======

6.       Accrued Liabilities:

         Accrued liabilities at December 31, 1997 and 1996 consisted of the following:

                                                      1997                1996
                                                    ------               ------
                                                           (In thousands)
Royalties                                           $  368               $  234
Research grants                                          8                   58
Warranty                                             1,337                1,343
Compensation                                           752                  130
Other                                                  631                  889
                                                    ------               ------
                                                    $3,096               $2,654
                                                    ======               ======

7.       Revolving Line of Credit

         On February 7, 1996, the Company entered into a lending facility with Boston Financial & Equity ("BF&E") Corporation pursuant to which the Company was allowed to borrow up to 80% of its outstanding qualified accounts receivable. During 1997, this revolving line of credit was canceled by BF&E and repaid by the Company.

8.       Notes Payable to an Affiliate

         During 1995 and 1996, in order to fund its activities, the Company borrowed a total of $1,313,000 from Uro- Tech, Ltd. (the "Uro-Tech Loan"), an affiliate of the Company. The Uro-Tech Loan, as amended, bears interest at 13.8% per year and matured on April 30, 1997; however, the Company was unable to repay the debt upon maturity. The Company obtained an effective extension of the Uro-Tech Loan in connection with the Imatron Transaction (See Note 15). The Uro-Tech Loan is collateralized by liens and security interests encumbering most of the Company's assets including the Company's know-how, patents and proprietary rights pertaining to its PET technology. As part of the private placement of Series A Preferred Stock, $650,000 of the outstanding principal balance of the Uro-Tech Loan was converted into Series A Preferred Stock. As of December 31, 1997 and 1996, approximately $767,000 and $663,000 was payable to Uro-Tech, Ltd. In connection with the loan from Uro-Tech, the Company granted Uro-Tech warrants to purchase 67,500 shares of Common Stock, at an exercise price of $2.00 per share exercisable through February 7, 2001.

9.       Other Notes Payable

         On November 14, 1996, in order to fund its continued activities, the Company obtained a loan facility (the "ProFutures Loan") of $1,400,000 from ProFutures Bridge Capital, L.P. ("ProFutures"). The ProFutures Loan originally bore interest at a rate of 12% until April 1, 1997, at which date, the rate increased to 15%. The ProFutures Loan matured on June 30, 1997; however, the Company was unable to repay the debt. Accordingly, under terms specified in the loan agreement, after November 30, 1997, the interest rate increased to 18% per annum. As of December 31, 1997 and 1996, approximately $930,000 and $1,335,000, respectively, was outstanding under the ProFutures Loan. Subsequent to December 31, 1997, the Company was granted an extension of the maturity of the ProFutures Loan (See Note 15). The ProFutures Loan is collateralized by liens and security interest encumbering all of the assets of the Company, including know-how, patents and proprietary rights pertaining to its PET technology. In addition, the Company granted ProFutures a ten year warrant to purchase 250,000 shares of its Common Stock at an exercise price of $2.40 per share. At April 1, 1997 the Company was unable to repay the loan to ProFutures and, in accordance with the ProFutures Loan, granted to ProFutures additional warrants for the purchase of 100,000 shares of its Common Stock at $1.84 per share. Concurrently, the exercise price of the previously issued warrant for 250,000 shares of the Company's Common Stock at $2.40 per share was reduced $1.84 per share.

10.      Common Stock - Options and Warrants

         Options

         In 1987, the Company established a Common Stock option plan (the "1987 Plan") covering directors, officers and other key employees. In November 1993, the Company canceled all options outstanding under the 1987 Plan. In connection with such cancellations, the board of directors authorized the reissuance of 38,522 options to purchase shares of Common Stock at 75 percent of the IPO price following the closing of an initial public offering. Such options vested and became exercisable on January 3, 1995. In addition, in February 1994, the board of directors authorized the issuance of an additional 150,000 options at the same exercise price. Options granted under the 1987 Plan expired on the earlier of three months after termination of employment or ten years from the grant date.

         Effective June 3, 1994, the shareholders of the Company approved the 1994 Incentive and Nonstatutory Option Plan (the "1994 Plan"). The 1994 Plan, as amended, provides for the issuance of an aggregate of 601,833 Common Stock options to key employees, directors, and certain consultants and advisors of the Company. The 1994 Plan also provides that the exercise price of Incentive Options shall not be less than the fair market value of the shares on the date of the grant. The exercise price per share of Nonstatutory options shall not be less than the par value of the Common Stock or 50% of the fair market value of the Common Stock on the date of grant. The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The committee has the authority to determine the individuals to whom awards will be made, the amount of the awards, and all other terms and conditions of the awards. As of December 31, 1997, options to purchase an aggregate of 144,389 shares of Common Stock at a range of $2.626 - $4.125 per share, had been granted to certain key employees.

         The 1994 Plan also provides that each non-employee director automatically receives options to purchase 10,500 shares of Common Stock at the date such individual becomes a non-employee director. Each non-employee director who is a director on the first business day following each Annual Shareholder Meeting also receives an option to purchase a number of shares of Common Stock having a value of $15,000 as determined by the fair market value of the Common Stock on the date of grant. As of December 31, 1997, options to purchase an aggregate of 163,724 shares of Common Stock at a range of $2.625-$4.125 per share had been granted to non-employee directors. All 1994 Plan options expire within ten years of the date of the grant.

A summary of stock option activity is as follows:

                                           Shares Issuable
                                          Under Outstanding     Weighted Average
                                               Options           Exercise Price

Balance at January 1, 1996                     584,204               $  2.80
               Granted                             --
               Exercised                           --
               Forfeited                       (11,526)              $  2.77
                                               -------

Balance at December 31, 1996                   572,678               $  2.80
               Granted                             --
               Exercised                           --
               Forfeited                           --
                                               -------
Balance at December 31, 1997                   572,678               $  2.80
                                               =======

         The Company has elected to apply the disclosure only requirements of Statement of Financial Accounting No. 123, Accounting for Stock-Based Compensation ("SFAS 123") which, if fully adopted by the Company, would change the method the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect those provisions. As a result, the Company continues to apply Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for the measurement and recognition of the Plan's cost.

         The shares exercisable for vested options and the corresponding weighted average exercise price was 435,436 shares and $2.80 per share at December 31, 1997 and 1996.

         Following is a summary of stock options outstanding at December 31, 1997.

                        Options Outstanding                 Options Exercisable
                ---------------------------------------   ----------------------
                          Weighted Avg
  Range of               Remaining Term   Weighted Avg             Weighted Avg
Exercise Price   Shares    (in Years)    Exercise Price    Shares Exercise Price
--------------  -------  --------------  --------------   ------- --------------
$2.625--$3.375  492,980        7.20              $2.63    376,194        $2.63
$3.376--$4.125   79,698        7.66              $3.91     59,242        $3.92
                -------                                   -------
$2.625--$4.125  572,678        7.27              $2.80    435,436        $2.80
                =======                                   =======

         The Company did not grant or reprice any options during the year ended December 31, 1997 or 1996.

         Under SFAS 123, compensation cost is measured at the grant based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. The fair value of options granted during 1996 was estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions used to calculate fair value of options awarded in 1996: (i) average dividend yield of 0.00%; (ii) expected volatility of 83.36%; (iii) expected life of five
         (5) years; and (iv) estimated risk-free interest rate, which is different for grants awarded on different grant dates, ranging from 5.66% to 7.15%.

         The  pro  forma   disclosures  as  if  the  Company  adopted  the  cost
         recognition requirements of SFAS 123 are as follows (in thousands):

                                     1997                       1996
                          -------------------------   --------------------------
                          As Reported    Pro Forma     As Reported     Pro Forma
                             -------       -------       -------        -------
Net loss                     $(4,455)      $(4,455)      $(6,375)       $(6,476)
Earnings per common share    $ (0.91)      $ (0.91)      $ (1.67)       $ (1.70)

         The effects of applying SFAS 123 in this proforma disclosure are not indicative of future results. SFAS 123 does not apply to awards prior to 1995. Additional awards in future years are not anticipated by the Company.

         Warrants

         Prior to the Company's initial public offering, the Company issued warrants to the purchasers of the then outstanding Series E Preferred Stock (the "1993 Warrants"). Subject to adjustment for certain transactions, the 1993 Warrants, as originally issued, were exercisable for an aggregate of 353,531 shares of Common Stock at an exercise price of $9.90. Because of certain specified anti-dilution provisions, the 1993 Warrants were exercisable for an aggregate of 519,394 shares of Common Stock at a purchase price of $5.60 per share as of December 31, 1997. The 1993 Warrants are exercisable at any time until November 30, 1998 and are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all substantially all of the property of the Company, or other dilutive transactions.

         The 1993 Warrants are redeemable at the option of the Company at a price equal to $.10 per share of the Common Stock covered by the 1993 Warrant, on 30 days written notice, provided that the market price of the Common Stock equals or exceeds $12.544 for the 20 consecutive trading days ending within 10 days prior to the notice of redemption. The Company also granted the holders of the 1993 Warrants certain registration rights with respect to the 1993 Warrants and the Common Stock for which the 1993 Warrants are exercisable.

         In connection with its initial public offering, the Company issued 3,898,550 Redeemable Warrants (the "Redeemable Warrants"). The Redeemable Warrants as originally issued were exercisable for an aggregate of 3,893,550 shares of Common Stock at an exercise price of $8.25 per share. Because of their anti-dilution provisions the Redeemable Warrants were exercisable for an aggregate of 5,646,798 shares of Common Stock at a purchase price of $5.60 per share as of December 31, 1997. The Redeemable Warrants are entitled to the benefit of adjustment in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions. The Company has the right to reduce the exercise price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

         Each Redeemable Warrant expires on December 3, 1998 (the "Expiration Date"), subject to extension. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine.

         The Company has the right at any time after March 3, 1995, to redeem the Redeemable Warrants in whole or in part for cancellation at a price of $1.25 each, by written notice to each Redeemable Warrant holder. Such notice may only be given within 10 days following any period of 20 consecutive trading days during which the average closing bid for the Common Stock (if then trading on the over-the-counter market) or the average closing price of the Common Stock (if then listed on the Nasdaq Market) equals or exceeds $12.544 per share, subject to adjustment for stock dividends, splits and similar events. If the Redeemable Warrants are called in for cancellation, they must be exercised prior to the close of business on the date of any such redemption and cancellation or the right to purchase the applicable shares of Common Stock is forfeited. The Company granted the holders of the Redeemable Warrants certain registration rights with respect to the Common Stock for which the Redeemable Warrants are exercisable.

         A summary of warrant activity is as follows:

                                                 Number of
                                                   Shares        Exercise Price
                                                 ---------     -----------------
Balance at December 31, 1995                     4,950,848     $8.04-- $3,572.27

  Warrants issued in connection with the
    Series B Preferred Stock                       100,000              $2.00
  Warrants issued in connection with the
    Series A Preferred Stock                     1,537,696              $2.00
  1993 warrants anti-dilution provisions         1,112,973              $5.60
  Redeemable warrant anti-dilution provisions      102,371              $5.60
  Warrants converted to Common Stock                (4,168)
                                                 ---------

Balance at December 31, 1996                     7,799,720     $2.00-- $3,572.27

  Warrants issued in connection with the
    ProFutures Loan                                100,000              $1.84
  1993 warrants anti-dilution provisions               --
  Redeemable warrant anti-dilution provisions          --
  Warrants converted to Common Stock                (7,183)
                                                 ---------

Balance at January 31, 1997                      7,892,537     $1.84-- $3,752.27
                                                 =========

         No compensation expense related to options and warrants was recognized by the Company in the accompanying statement of operations during the years ended December 31, 1997 or 1996.

         The Company has reserved 9,871,010 shares of Common Stock for issuance upon the exercise of all employee and nonemployee director Common Stock options and outstanding warrants.

11.      Preferred Stock

         The Company's Articles of Incorporation authorize the board of directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary of involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock.

         In February, March and May of 1996, the Company issued 3,075,318 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value ("Series A Preferred Stock") and Redeemable Common Stock Purchase Warrants to purchase 1,537,696 shares of the Company's Common

         Stock. The net proceeds of the private placement were approximately $2,972,000. Each share of the Series A Preferred Stock is immediately convertible into one share of Common Stock. Each Redeemable Common Stock Purchase Warrant is exercisable at a price of $2.00 per share of Common Stock. Each Redeemable Common Stock Purchase Warrant is
         exercisable at a price of $2.00 per share of Common Stock. Eight percent (8%) dividends on the Series A Preferred Stock may be paid in cash or the Series A Preferred Stock at the discretion of the Company. The Series A Preferred Stock is senior to the Company's Series B Preferred Stock and Common Stock in liquidation. Holders of the Series A Preferred Stock may vote on an as if converted basis on any matter requiring shareholder vote. While the Series A Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company. The Series A Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to March 1998 at a price of $1.46 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Company's common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

         In conjunction with the issuance of the aforementioned Series A Preferred Stock, Uro-Tech converted amounts receivable from the Company totaling $650,000 into 433,329 shares of Series A Preferred Stock and 216,671 Redeemable Stock Purchase Warrants.

         Series B Preferred Stock

         In July 1996, the Company issued 25,000 shares of Series B 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value ("Series B Preferred Stock") and Common Stock Purchase Warrants to purchase up to 100,000 shares of its Common Stock, par value $.01 per share. The Series B Preferred Stock plus Common Stock Purchase Warrants sold for approximately $50.00 per share of Series B Preferred Stock. Subject to adjustment for certain antidilution events, each share of Series B Preferred Stock is initially convertible into 25 shares of Common Stock and each Common Stock Purchase Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share. Eight percent (8%) dividends on the Company's Series B Preferred Stock may be paid in cash or in Series B Preferred Stock, at the discretion of the Company. The series B Preferred Stock is junior to the Series A Preferred Stock, but senior to the Company's Common Stock in liquidation. The Series B Preferred Stock has no voting rights other than those afforded by law. As a class, however, the holders of the Series B Preferred Stock may vote on matters directly affecting the Series B Preferred Stock or mergers and/or consolidations of the Company with another company. The Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to July 1998 at a price of $50 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Company's common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

         Dividends may not be paid or declared on the Company's Common Stock while any unpaid dividends are outstanding on the Series B Preferred Stock. The Series B Preferred Stock and the Common Stock Purchase Warrants are not convertible or exercisable until such time as the Company's shareholders approve an amendment to its Articles of Incorporation increasing the number of the authorized shares of Common Stock by at least 2,500,000 shares.

         As of December 31, 1997 and 1996, stated dividends that are undeclared and unpaid on the Series A and Series B Preferred Stocks are as follows:

                                   1997                1996
                                   ----                ----
                                        (in thousands)
         Series A                  $191                $134
         Series B                   150                  50
                                   ----                ----
                                   $341                $185
                                   ====                ====

         The Company anticipates that such dividends, when declared, will be paid in the shares of Series A and Series B Preferred Stock.

12.      Income Taxes

         The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 1997, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $42,100,000 which expire in 1999 through 2012. Since the closing of the Company's IPO resulted in more than a 50 percent change in shareholder ownership percentages, the provisions of
         Section 382 of the Internal Revenue Code limit the Company's ability to utilize the NOL carryforwards to reduce future taxable income and tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company will not be able to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

         The composition of deferred tax assets and the related tax effects at December 31, 1997 and 1996 are as follows:

                                                          December 31,
                                                   1996                   1997
                                                 -------                -------
                                                         (in thousands)
Deferred tax assets:
    Net operating losses                         $14,620                $13,169
    Allowance for doubtful accounts and notes
       receivable                                    527                    367
    Inventory basis difference                       767                    860
    Accrued liabilities and reserves                 454                    456
    Valuation allowance                          (16,330)               (14,816)
                                                 -------                -------
       Total deferred tax assets                      38                     36
                                                 -------                -------

Deferred tax liabilities:
    Property and equipment                            16                     18
    Other                                             22                     18
                                                 -------                -------
       Total deferred tax liability......             38                     36
                                                 -------                -------

Net deferred tax asset (liability)               $   --                 $   --
                                                 =======                =======

         The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows (amounts in thousands):

                                           1997                  1996
                                      --------------       --------------
                                      Amount       %        Amount      %
                                      ------    ----       ------    ----
Benefit for income tax at
    federal statutory rate            $1,514    34.0       $2,167    34.0
Increase in valuation allowance       (1,514   (34.0)      (2,167)  (34.0)
                                      ------    ----       ------    ----
                                      $  --      --        $  --      --
                                      ======    ====       ======    ====
13.      401(k) Plan

         The Positron Corporation 401(k) Plan and Trust (the "Plan") covers all of the Company's employees who are United States citizens, at least 21 years of age and have completed at least one quarter of service with the Company. Pursuant to the Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the Plan. The Plan provides for the Company to make contributions in an amount equal to 25 percent of the participant's deferral contributions, up to 6 percent of the employee's compensation, as defined in the Plan agreement. The Company's contribution expense was approximately $12,000 and $35,000 in 1997 and 1996, respectively. The board of directors of the Company may authorize additional discretionary contributions; however, no additional Company contributions have been made as of December 31, 1997.

14.      Related Party Transactions

         The Company has an incentive compensation plan for certain key employees and its Chairman. The incentive compensation plan provides for annual bonus payments based upon achievement of certain corporate objectives as determined by the Company's compensation committee, subject to the approval of the board of directors. To date, the Company has not paid any bonuses pursuant to the incentive compensation plan.

         Pursuant to agreements entered into in November 1993, the Company extended loans to a current board member and a former board member in order to provide each of them with funds to satisfy their respective personal income tax liability arising out of the conversion of certain Positron Corporation Promissory Notes into Common stock. Such agreements were entered into by the Company in connection with the IPO and in consideration of certain concessions made by the board member and former board member concerning the conversion terms under their respective Notes. Pursuant to the agreements, each of the loans were made on substantially the following terms: (i) limited to a principal amount not to exceed $175,000, (ii) interest payable at a rate of six percent per year, (iii) an initial term of three years with the principal balance being due and payable upon the expiration of the term, (iv) limited recourse against the borrower, and (v) collateralized by Positron Corporation Common Stock owned by the borrower. In accordance with such agreements, on April 15, 1994, the Company extended a $165,817 loan to a current board member and a $158,552 loan to the former board member.

         Both of the notes receivable matured in April 1997 but were not repaid by the debtors and, accordingly, 60,176 shares of the Company's Common Stock reverted back to the Company and are included in treasury stock at December 31, 1997. In connection with this transaction, the Company recognized bad debt expense of $309,000.

         The Company has certain consulting agreements with its Chairman and a member of its board. Each agreement provides for monthly consulting payments of $6,667 and expires in 1998.

15.      Commitments and Contingencies

         On January 1, 1996, the Company entered into an employment agreement with Werner J. Haas, Ph.D. pursuant to which Dr. Haas agreed to serve as President and Chief Executive Officer of the Company for a term of two years. The employment agreement provided for the payment of an annual base salary of $200,000, bonuses in an amount to be determined at the discretion of the Board of Directors of the Company, and participation in any employee benefit plan adopted by the Company for its employees.

         On February 18, 1997, Dr. Haas informed the Board of Directors of the Company that he considered his contract to have been terminated by the Company without cause as a result of the Company's failure to pay the February 15, 1997 payroll to any of its management level employees and specifically to him. Additionally, Dr. Haas resigned as a member of the Company's Board of Directors. Dr. Haas has demanded that the Company pay him all past due salary as well as the nine months severance pay specified in his employment agreement if his contract is determined to have been terminated without cause. The Company's maximum exposure with regard to Dr. Haas' employment agreement is approximately $175,000 should Dr. Haas establish that he was terminated without cause. The Company believes, and has indicated to Dr. Haas, that no amounts are due him under his employment agreement. Accordingly, the Company's potential loss with regard to this matter should fall within a range up to $175,000. As of July 31, 1998, the Company is unable to predict the outcome of the disagreement between Dr. Haas and the Company.

         The Company is obligated to pay royalties of 3% of the gross revenue from sales, uses, leases, licensing or rentals of POSICAM systems, 1% each to a director of the Company and two other unrelated entities. During the years ended December 31, 1997 and 1996 the Company incurred royalties of $134,000 and $42,000, respectively, based upon system sales and adjustments to royalties.

         The Company's royalties were reduced to the 3% level based upon consideration, provided to two of the payees, under consulting agreements and promissory notes. However, the consulting agreements provide that if the Company defaults in its payment obligations thereunder, then the payees would be entitled to receive regrant of the royalties that they previously released. In April 1998, the Company received a demand letter from one of the payees alleging default under his consulting agreement in 1997 and demanding regrant of an additional 1% royalty interest. Although the Company has not received a demand from the second payee, the Company believes that a payment default may have occurred under his consulting agreement and that as a result thereof, he may be entitled to the regrant of an additional 0.5% royalty interest. The Company anticipates initiating settlement discussions with both payees concerning the alleged payment defaults. The Company is unable to predict the outcome of such discussions at this time; however, the Company recorded an adjustment of approximately $100,000 during 1997 in recognition of the additional royalties it may owe. If the parties fail to reach a settlement, one payee will be entitled to receive an aggregate 2% royalty and the second payee will be entitled to receive an aggregate 1.5% royalty, resulting in an increase of the Company's royalty obligations from 3% to 4.5%. Such increase in royalty obligations could have a material adverse effect on the Company's future financial performance.

         During 1997, the Company leased its office and manufacturing facility and certain office equipment under noncancelable operating leases with unexpired terms ranging from one to four years. Rental expense for operating leases amounted to approximately $256,000 per year for the years ended December 31, 1997 and 1996, respectively. Future minimum lease payments due under noncancelable operating leases with original lease terms of greater than one year and expiration dates subsequent to December 31, 1997, are summarized as follows:

                                                  Amount
         Year Ended December 31,              (In thousands)
         -----------------------              --------------
         1998                                      $361
         1999                                       421
         2000                                       210
                                              --------------
         Total minimum lease payments              $992
                                              ==============

         In March 1998, the Company, under severe cash flow constraints, was forced to leave its long-term office and manufacturing facility lease and move its operations to a facility with significantly reduced space and a more affordable lease payment. The Company entered into a six-month lease at a monthly rate of $2,671; however, the Company was unable to obtain a release from its original lease. The Company has been notified by its former landlord that all delinquent amounts due under its original lease are currently payable. However, Company management believes that the landlord has leased its space to new tenants at favorable lease rates and that its exposure is limited to any shortfall in lease payments experienced by the former landlord. The Company believes that its maximum exposure related to the lease with its former landlord is approximately $950,000, based on the remaining future payments due at the date the lease was abandoned. However, the Company believes that the amounts due the landlord will be offset by payments from the current tenant and will not exceed $50,000. Accordingly, the Company's potential loss related to its former lease should fall in the range from $50,000 to $950,000. As of July 31, 1998, the Company is unable to predict the outcome of this disagreement with its former landlord.

         Impact of Year 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing a disruption of business activities.

         The Company has performed only a preliminary assessment of the Year 2000 issue using a broad overview and management's current understanding of its information and non-information systems and its informal understanding of the information and non-information systems of its significant suppliers and major customers. None of the detailed tasks necessary to properly assess the Year 2000 issue (such as direct coordination with vendors, customers and manufacturers) have been performed.

         Based on its preliminary assessment, the Company believes that no significant modifications to its computer software or hardware will be required and that its existing computer systems (including information systems, non-information systems using date sensitive embedded chips and its POSICAMTM systems) will function properly with respect to dates in the year 2000 and thereafter. Based upon such preliminary assessment, the Company also currently believes that costs to modify the Company's existing computer hardware and software systems in regard to the Year 2000 issue will not be significant. However, the Year 2000 issue is extremely complex and the costs to properly assess its impact on the Company and to correct associated problems may be very significant.

         Based on the Company's preliminary assessment of its relationships with significant suppliers and major customers to understand the extent to which the Company is vulnerable to any failure by third parties to remedy their own Year 2000 issues, management believes that the Company does not have significant exposure with respect to third parties. However, the Company's preliminary assessments indicated that the worst case scenario with regard to the Year 2000 issue would be delays in receiving parts and materials needed for manufacturing and delays by customers in making payments for fee-per-scan and maintenance services. In the Company's current financial position, such circumstances could threaten the Company's continued existence.

         Due to the Company's current severe liquidity problems, the Company has not had the financial resources to perform a complete assessment of Year 2000 issues or assess the potential cost or develop any contingency plan with regard to Year 2000 issues that may arise. The Company is unable to predict at the current time, when and to what extent it may further pursue its assessment of potential Year 2000 issues and the development of any contingency plans in respect thereof. If the Company is able to obtain necessary financial resources, a complete assessment of the Year 2000 issues facing the Company will likely be completed in the first half of 1999.

16.      Subsequent Events

         In May 1998, the Company entered into an agreement (the "Imatron Transaction") with Imatron Inc. ("Imatron"), whereby Imatron will acquire a majority ownership of the Company. In conjunction with the execution of definitive agreements, Imatron began making working capital advances available to the Company up to $500,000 (subsequently revised by oral agreement to $750,000) in order to enable the Company to meet a portion of its current obligations. As of September 30, 1998, the Company had received advances totaling approximately $568,000. The advances bear interest at 1/2% over the prime rate, are due March 1, 2000 (with interest being payable monthly), and are secured by all of the Company's assets.

         Under the terms of the agreement, Imatron will acquire ownership of 51% of the outstanding Common Stock of the Company on a fully-diluted and as-if converted basis, which assumes that all outstanding warrants, options and other derivatives have been exercised or converted into shares of Common Stock other than out-of- the-money warrants and options, determined at the time of issuance of shares to Imatron. If such shares were issued to Imatron on September 30, 1998, the Company would have been obligated to issue 9,000,000 shares of Common Stock. The Company will receive a nominal cash amount of $100 from Imatron in payment for the shares.

         In addition to providing limited working capital financing, Imatron has agreed to support the Company's marketing program, particularly with regard to Imatron's affiliate, Imatron Japan, Inc. ("Imatron Japan") by agreeing to make, after the share issuance closing date, all reasonable efforts to cause the placement of 10 POSICAM(TM) systems over the next three years. The Company recently shipped a POSICAM(TM) system to Imatron Japan as the first delivery under a three-year distribution agreement entered into last year. Imatron Japan is a major distributor for Imatron's Ultrafast CT and for the equipment of certain other high technology companies. Imatron has a 24% minority interest in Imatron Japan. Imatron has also agreed to help facilitate the recapitalization of the Company and to support its re-entry into the medical imaging market by using its best efforts after the share issuance closing date to arrange for additional third-party equity financing for the Company over an 18-month period in an aggregate amount of not less than $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

         Consummation of the issuance of shares to Imatron is conditioned upon, among other things, (a) the resignation of each officer of the Company,
         (b) the resignation of at least three of the four current directors of the Company and the appointment of Imatron's nominees to fill such vacancies, and (c) shareholder approval of the Company of an amendment to the Company's Articles of Incorporation to increase its authorized Common Stock to at least 100,000,000 shares. The Company anticipates that the share issuance to Imatron will close immediately after the Annual Meeting if the required shareholder approval is obtained.

         In connection with the above transactions, the Company, Imatron and two current lenders to the Company, Uro-Tech and ProFutures, entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of the ProFutures Loan (with a current balance of approximately $570,000) to December 5, 1998, in return for a $50,000 payment, the issuance of warrants to purchase 1,150,000 shares of
         Common Stock at $0.25 per share (in addition to the issuance of previously bargained for warrants to purchase an additional 100,000 shares of Common Stock at $0.25 per share), and minimum loan repayments of $50,000 for each of the months of April, May, June and July 1998, $100,000 for the month of August 1998 and $50,000 for each of the months of September, October and November 1998, (b) Imatron agreed to subordinate its loan to the ProFutures Loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $767,000 plus accrued interest payable of approximately $286,000) to Imatron's loan, and (d) ProFutures and Imatron agreed that all amounts above the first $1,000,000 of any third-party equity financing raised by Imatron would be applied equally to reduce the Company's debt to both ProFutures and Imatron. Consistent with the oral amendment to the Imatron Agreement, the Company and ProFutures have amended their agreements to provide further waivers of any past defaults and have further extended the maturity of the ProFutures Loan to December 5, 1998 and minimum loan repayments of $50,000 for each of the months of September, October and November 1998, leaving a balance at December 5, 1998 of approximately $400,000. Imatron agreed to continue to subordinate its loan to the ProFutures Loan, and Uro-Tech agreed to subordinate its loan to Imatron's loan. Except as modified by the amendments, the remaining agreements remain the same.

         The Company is in negotiations to sell one of its POSICAM(TM) systems to a third party that currently leases the system. It is anticipated that, if the Company is successful in consummating such sale, it will receive net proceeds of approximately $360,000. It is the Company's intention to use such proceeds, plus proceeds from a service contract currently being negotiated with the third party, to retire the remaining balance of approximately $400,000 on the ProFutures Loan. There can be no assurances, however, that the Company will be successful in reaching an agreement concerning the proposed system sale or that, if agreement is reached, such sale will be consummated, or that the Company otherwise will be able to obtain additional debt or equity financing necessary to repay the ProFutures Loan by such maturity date. Absent obtaining a further extension of the December 5, 1998 maturity date of the ProFutures Loan, closing the proposed sale of the POSICAM(TM) system, or obtaining additional debt or equity financing necessary to repay the ProFutures Loan by the maturity date, the Company may be forced to seek protection under the Federal Bankruptcy laws.

         If the proposal to amend the Company's Articles of Incorporation is not approved by the Company's shareholders, or if such proposal is approved but the Imatron Transaction does not subsequently close, the Company may be forced to seek protection under the Federal Bankruptcy laws. Even if Proposal Two to amend the Company's Articles of Incorporation is approved and the Imatron Transaction closes, there can be no assurances that the Company will thereafter be able to raise sufficient capital for the Company to continue as a going concern or even if such additional capital is raised that the Company will ever achieve the level of revenues needed to be profitable in the future, or, if profitability is achieved, that it will be sustained.

         In February 1998, certain taxing authorities filed legal actions against the Company to collect certain past due property taxes, penalty and interest totaling $241,307, and these amounts have been considered in the financial statements at December 31, 1997. In connection with such legal actions, the taxing authorities filed liens covering substantially all inventory, furniture, fixtures and equipment of the Company.

17.      Supplemental Cash Flow Data

Supplemental disclosure of cash flow information:
             Cash paid for interest                         $ 277          $ 139
                                                            =====          =====
             Cash paid for income taxes                      $--            $--
                                                            =====          =====

Non-cash investing and financing activities:
             Conversion of note payable to an
             affiliate into Series A Preferred Stock         $--           $ 650
                                                            =====          =====

                             PROFORMA FINANCIAL DATA

             The board of directors of the Company is currently considering the sale of 9,000,000 shares of its Common Stock (or such other number of shares that constitutes 51% of the Company's outstanding voting securities on a fully diluted basis, exclusive of out of the money warrants, and/or options, and/or convertible securities calculated as of the closing date, but not less than 9,000,000 shares) in a transaction (the "Imatron Transaction") with Imatron, Inc. ("Imatron"), a New Jersey corporation with principal offices in San Francisco, California. The total consideration to be paid by Imatron for such shares is $100 plus the reimbursement of certain costs to be incurred by the Company as a result of the transaction, which costs are estimated not to exceed $25,000. The following Unaudited Proforma Statements of Operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the Imatron Transaction as if it had occurred on January 1, 1997. An Unaudited Proforma Condensed Balance Sheet as of September 30, 1998 is not presented because the impact of the Imatron Transaction on the balance sheet is not material.

             The Unaudited Proforma Statements of Operations are presented for informational purposes only and are not necessarily indicative of the results of operations that would have been achieved had the transaction been completed at January 1, 1997, nor are they indicative of the Company's future results of operations.

             The Unaudited Proforma Statements of Operations should be read in conjunction with the historical financial statements of the Company and related notes thereto.

                                                        POSITRON CORPORATION
                                                  PROFORMA STATEMENT OF OPERATIONS
                                                  --------------------------------
                                                  (In thousands, except share data)
                                                                                              Nine Months Ended         Year Ended
                                                                                             September 30, 1998    December 31, 1997

Revenues:
    System sales                                                                                 $       --            $      1,129
    Fee per scan                                                                                          454                   602
    Service and component                                                                                 933                 1,795
                                                                                                 ------------          ------------
      Total revenues                                                                                    1.387                 3,526
                                                                                                 ------------          ------------
Cost of sales and services:
    System sales                                                                                         --                     698
    Fee per scan                                                                                           89                   156
    Service, warranty and component                                                                       286                   645
                                                                                                 ------------          ------------
      Total costs of sales and service                                                                    375                 1,499
                                                                                                 ------------          ------------
      Gross profit                                                                                      1,012                 2,027
                                                                                                 ------------          ------------
Operating Expenses:
    Research and development                                                                               18                 1,305
    Selling, general and administrative expenses                                                        1,750                 4,753
                                                                                                 ------------          ------------
      Total operating costs                                                                             1,768                 6,058
                                                                                                 ------------          ------------
Loss from operations                                                                                     (756)               (4,031)
                                                                                                 ------------          ------------
Other expenses:
    Interest expense                                                                                     (228)                 (335)
    Other expense                                                                                        --                    (190)
                                                                                                 ------------          ------------
      Total other expense                                                                                (228)                 (424)
                                                                                                 ------------          ------------
Net loss                                                                                         $       (984)         $     (4,455)
                                                                                                 ============          ============
Basic and dilutive net loss per common share as reported                                         $      (0.19)         $      (0.91)
                                                                                                 ============          ============
Proforma basic and dilutive net loss per common share                                            $      (0.07)         $      (0.32)
                                                                                                 ============          ============
Weighted average common shares outstanding                                                          5,144,291             4,884,870

Additional shares to be issued in connection with the proposed Imatron
    Transaction                                                                                     9,000,000             9,000,000
                                                                                                 ------------          ------------
Proforma weighted average shares outstanding                                                       14,144,291            13,884,870
                                                                                                 ============          ============

                                      See notes to unaudited proforma statements of operations.

                                                                 45

                              POSITRON CORPORATION
                   NOTES TO UNAUDITED STATEMENTS OF OPERATIONS
                   -------------------------------------------

1.       Basis of Presentation

         The Unaudited Proforma Statements of Operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the Imatron Transaction as if it had occurred at January 1, 1997.

         The Company believes that the assumptions used in preparing the unaudited proforma statements of operations provide a reasonable basis for presenting all of the significant effects of the Imatron Transaction (other than any synergies anticipated by the Company, and nonrecurring charges directly attributable to the sale), and that the proforma adjustments give effect to those assumptions in the Unaudited Proforma Statements of Operations.

2.       Earnings Per Share

         Net loss per share of Common Stock was computed by dividing the net income available to holders of Common Stock by the weighted average number of shares of Common Stock outstanding during the period. Due to the net loss, all of the Common Stock equivalents were excluded from this calculation due to their anti-dilutive effect.

3.       Proforma Adjustments

         Proforma adjustments to the Unaudited Proforma Statements of Operations are as follows:

         1. Reflects the issuance of 9,000,000 shares of Common Stock in connection with the Imatron Transaction.

         2. Reflects the calculation of earnings per share assuming the sale of 9,000,000 shares of Common Stock to Imatron.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Risks Associated with Business Activities

         Potential Default Under ProFutures Loan. The ProFutures Loan matures on December 5, 1998 and, at that time, approximately $400,000 will be due under the ProFutures Loan. Unless the maturity date of the ProFutures Loan is extended or the Company is successful in obtaining additional funds through a sale of certain of its assets or additional debt or equity financing in an amount necessary to discharge the ProFutures Loan prior to its maturity, the Company will be unable to pay when due the ProFutures Loan and a payment default thereunder will occur. The ProFutures Loan is secured by liens and security interests encumbering all of the assets of the Company, including know-how, patents and proprietary rights pertaining to its PET technology. Upon a payment default under the ProFutures Loan, the Company anticipates that the lender thereunder will seek to foreclose its liens and security interests encumbering the Company's assets. Such foreclosure would have a material adverse affect on the Company and its securityholders and would prevent the Company from continuing as a going concern. The Company is in negotiations to sell one of its POSICAM(TM) systems to a third party that currently leases the system. It is anticipated that, if the Company is successful in consummating such sale, it will receive net proceeds of approximately $360,000. It is the Company's intention to use such proceeds, plus proceeds from a service contract currently being negotiated with the third party, to retire the remaining balance of approximately $400,000 on the ProFutures Loan. There can be no assurances, however, that the Company will be successful in reaching an agreement concerning the proposed system sale or that, if agreement is reached, such sale will be consummated, or that the Company otherwise will be able to obtain additional debt or equity financing necessary to repay the ProFutures Loan by such maturity date. Absent obtaining a further extension of the December 5, 1998 maturity date of the ProFutures Loan, closing the proposed sale of the POSICAM(TM) system, or obtaining additional debt or equity financing necessary to repay the ProFutures Loan by the maturity date, the Company may be forced to seek protection under the Federal Bankruptcy laws.

         History of Losses. To date the Company has been unable to sell POSICAM(TM) systems at quantities sufficient to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1997 and 1996 were $4,455,000 and $6,375,000, respectively. At
December 31, 1997, the Company had an accumulated deficit of approximately $48,960,000. If the proposal to amend the Company's Articles of Incorporation is not approved by the Company's shareholders, or if such proposal is approved but the Imatron Transaction does not subsequently close, the Company may be forced to seek protection under the Federal Bankruptcy laws. Even if the proposal to amend the Company's Articles of Incorporation is approved and the Imatron Transaction closes, there can be no assurances that the Company will thereafter be able to raise sufficient capital for the Company to continue as a going concern or even if such additional capital is raised that the Company will ever achieve the level of revenues needed to be profitable in the future, or, if profitability is achieved, that it will be sustained. Due to the sizeable sales price of each POSICAM(TM) system and the limited number of systems that are sold or placed in service in each fiscal period, the Company's revenues have fluctuated, and may likely continue to fluctuate, significantly from quarter to quarter and from year to year.

         Recruiting and Retention of Qualified Personnel. The Company's success is dependent to a significant degree upon the efforts of its executive officers and key employees. The loss or unavailability of the services of any of its key personnel could have a material adverse effect on the Company. The Company's success is also dependent upon its ability to attract and retain qualified personnel in all areas of its business, particularly management, research and marketing. Given the Company's current financial situation, there can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel. If the Company is unable to retain and attract such qualified personnel, its business and operating results could be adversely affected.

         Working Capital Deficiency. At December 31, 1997, the Company had cash and cash equivalents in the amount of $160,000 compared to $382,000 at December 31, 1996. Throughout much of 1997 and the first nine months of 1998, the Company has been unable to meet certain of its obligations as they came due. As a result of the Company's liquidity problem, the payment of salaries and other benefits to certain management level employees (totaling approximately $700,000) were deferred at December 31, 1997. During the first nine months of 1998, the Company made payments to such management level employees to reduce its liability for past due salaries and wages to approximately $600,000 at September 30, 1998. Additionally, the Company is in arrears to many of its vendors and suppliers. As of September 30, 1998, such amount owed to vendors and suppliers totaled approximately $1,327,000.

         Substantial Competition and Effects of Technological Change. The industry in which the Company is engaged is subject to rapid and significant technological change. There can be no assurance that POSICAM(TM) systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company's products obsolete or non-competitive. The Company faces competition in the United States PET market primarily from General Electric Company and Siemens Medical Systems, Inc., two major commercial manufacturers, each of which has significantly greater financial and technical resources and production and marketing capabilities than the Company. In addition, there can be no assurance that other established medical concern, any of which would likely have greater resources than the Company, will not enter the market. The Company also faces competition from other imaging technologies which are more firmly established and have a greater market acceptance, including single-photon emission computed tomography ("SPECT"). There can be no assurance that the Company will be able to compete successfully against any of its competitors.

         No Assurance of Market Acceptance. The POSICAM(TM) systems involve new technology that competes with more established diagnostic techniques. The purchase and installation of a PET system involves a significant capital expenditure on the part of the purchaser. A potential purchaser of a PET system must have an available patient base that is large enough to provide the utilization rate needed to justify such capital expenditure. There can be no assurance that PET technology or the Company's POSICAM(TM) systems will be accepted by the target markets or that the Company's sales of POSICAM(TM) systems will increase or that the Company will ever be profitable.

         Patents and Proprietary Technology. The Company holds certain patent and trade secret rights relating to various aspects of its PET technology, which are of material importance to the Company and it future prospects. There can be no assurance, however, that the Company's patents will provide the meaningful protection from competitors. Even if a competitor's products were to infringe on patents held by the Company, it would be costly for the Company to enforce its rights and the enforcement of its rights would divert funds and resources from the Company's operations. Furthermore, there can be no assurance that the Company's products will not infringe on any patents of others.

         The Company requires each employee and/or consultant to enter into a confidentiality agreement, but there can be no assurance that these agreements will provide meaningful protection or adequate remedies for the Company's trade secrets or proprietary know-how in the event of unauthorized use or disclosure of such information or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and proprietary know-how.

         Government Regulation. The Company's POSICAM(TM) systems and the radiopharmaceuticals used in connection with them are subject to regulation by the FDA. The FDA regulates and must approve the clinical testing, manufacturing, labeling, distribution, and promotion of medical devices in the United States. There can be no assurance that any additional product or enhancement that the Company may develop will be approved by the FDA. Delays in receiving regulatory approval could have a material adverse effect on the Company's business. In addition, various foreign countries in which the Company's products are or may be marketed impose additional regulatory requirements. Further, the Company's operations and the operations of PET systems are subject to regulation under federal and state health safety laws, and purchasers and users of PET systems are subject to federal and state laws and regulations regarding the purchase of medical equipment such as PET systems. All laws and regulations, including those specifically applicable to the Company, are subject to change. The Company cannot predict what effect changes in laws and regulations might have on its business. Failure to comply with applicable laws and regulatory requirements could have a material adverse effect on the Company's business, financial conditions, results of operations and cash flows.

         Certain Financing Arrangements. In order to sell its POSICAM(TM) systems, the Company has from time to time found it necessary to participate in ventures with certain customers or otherwise assist customers in their financing arrangements. The venture arrangements have involved lower cash prices for the Company's systems in exchange for interests in the ventures, thus exposing the Company to the attendant business risks of the ventures. The Company has, in certain instances, sold its systems to financial intermediaries, which have, in turn, leased the system to users. Such transactions may not give rise to the same economic benefit to the Company as would have occurred had the Company made a direct cash sale at its normal market prices on normal sale terms. There can be no assurance that the Company will not find it necessary to enter into similar transactions to effect future sales. The nature and extent of the Company's interest in such ventures or the existence of remarketing or similar obligations could require the Company to account for such transactions as financing arrangements rather than "sales" for financial reporting purposes. Such treatment could have the effect of delaying the recognition of revenue on such transactions and may increase the volatility of the Company's financial results.

         Product Liability and Insurance. The use of the Company's products entails risks of product liability. There can be no assurance that product liability claims will not be successfully asserted against the Company. The Company maintains liability insurance coverage in the amount of $2 million per occurrence and an annual aggregate maximum of $3 million. However, there can be no assurance that the Company will be able to maintain such insurance in the future or, if maintained, that such insurance will be sufficient in amount to cover any successful product liability claims.
Any uninsured liability could have a material adverse effect on the Company.

         No Dividends. The Company has never paid cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Series A Preferred Stock and Series B Preferred Stock Statements of Designation prohibit the payment of Common Stock dividends until all required dividends have been paid on each series of preferred stock. As of December 31, 1997, approximately $433,000 of preferred stock dividends are undeclared and unpaid by the Company.

Management's Discussion and Analysis of Plan of Operation

         General. The Company was incorporated in December 1983 and commenced commercial operations in 1986. Since that time, the Company has generated revenues primarily from the sale and service contract revenues derived from the Company's POSICAM(TM) systems; 15 of which are currently in operation in certain medical facilities in the United States. The Company has never been able to sell its POSICAM(TM) systems in sufficient quantities to achieve profitability and should the Company be unable to complete the Imatron Transaction discussed below, the Company does not have sufficient capital to repay secured creditors as obligations mature and will, in all likelihood, be unable to continue in operation.

         Imatron Transaction. In May 1998, the Company entered into the Imatron Agreement, whereby Imatron will acquire a majority ownership of the Company. In conjunction with the execution of definitive agreements, Imatron began making working capital advances available to the Company up to $500,000 (subsequently revised by oral agreement to $750,000) in order to enable it to meet a portion of its current obligations. As of September 30, 1998, the Company had borrowed $568,000. The loan bears interest at 1/2% over the prime rate, is due March 1, 2000 (with interest being payable monthly), and is secured by all of the Company's assets.

         Under the terms of the agreement, Imatron will acquire ownership of 51% of the outstanding Common Stock of the Company on a fully-diluted and as-if converted basis, which assumes that all outstanding warrants, options and other derivatives have been exercised or converted into shares of Common Stock other than out-of-the-money warrants and options, determined at the time of issuance of shares of Common Stock to Imatron. If such shares were issued to Imatron on September 30, 1998, the Company would have been obligated to issue 9,000,000 shares of Common Stock. The Company will receive a nominal cash payment of $100 from Imatron in payment for the shares of Common Stock.

         In addition to providing limited working capital financing, Imatron has agreed to support the Company's marketing program, particularly with regard to Imatron's affiliate, Imatron Japan, Inc. ("Imatron Japan") by agreeing to make, after the share issuance closing date, all reasonable efforts to cause the placement of 10 POSICAM(TM) positron emission tomography ("PET") cameras over the next three years. The Company recently shipped a POSICAM(TM) PET camera to Imatron Japan as the first delivery under a three-year distribution agreement entered into last year. Imatron Japan is a major distributor for Imatron's Ultrafast CT and for the equipment of certain other high technology companies. Imatron has a 24% minority interest in Imatron Japan. Imatron has also agreed to help facilitate the recapitalization of the Company to support its re-entry into the medical imaging market by using its best efforts after the share issuance closing date to arrange for additional third-party equity financing for the Company over an 18-month period in an aggregate amount of not less than $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

         Consummation of the issuance of shares to Imatron is conditioned upon, among other things (a) the resignation of each officer of the Company, (b) the resignation of at least three of the four current directors of the Company and the appointment of Imatron's nominees to fill such vacancies, and (c) shareholder approval of an amendment to the Company's Articles of Incorporation to increase its authorized Common Stock to at least 100,000,000 shares of Common Stock. The Company anticipates that the share issuance to Imatron will close immediately after the Annual Meeting if the required shareholder approval is obtained.

         In connection with the above transactions, the Company, Imatron and two current lenders to the Company, Uro-Tech, Ltd. ("Uro-Tech") and ProFutures Bridge Capital Fund, L.P. ("ProFutures"), entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of its loan (with a current balance of approximately $570,000) (the "ProFutures Loan") to December 5, 1998, in return for a $50,000 payment, the issuance of warrants to purchase 1,150,000 shares of Common Stock at $0.25 per share (in addition to the issuance of previously bargained for warrants to purchase an additional 100,000 shares of Common Stock at $0.25 per share), and minimum loan repayments of $50,000 for each of the months of April, May, June and July 1998, $100,000 for the month of August 1998 and $50,000 for each of the months of September, October and November 1998, (b) Imatron agreed to subordinate its loan to ProFutures' loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $767,000 plus accrued interest payable of approximately $286,000) to Imatron's loan, and (d) ProFutures and Imatron agreed that all amounts above the first $1,000,000 of any third-party equity financing obtained by Imatron would be applied equally to reduce the Company's debt to both ProFutures and Imatron. Consistent with the oral amendment to the Imatron Agreement, the Company and ProFutures have amended their agreements to provide further waivers of any past defaults and have further extended the maturity of the ProFutures Loan to December 5, 1998 and minimum loan repayments of $50,000 for each of the months of September, October and November 1998, leaving a balance at December 5, 1998 of approximately $400,000. Imatron agreed to continue to subordinate its loan to the ProFutures Loan, and Uro-Tech agreed to subordinate its loan to Imatron's loan. Except as modified by the amendments, the remaining agreements remain the same.

         The Company is in negotiations to sell one of its POSICAM(TM) systems to a third party that currently leases the system. It is anticipated that, if the Company is successful in consummating such sale, it will receive net proceeds of approximately $360,000. It is the Company's intention to use such proceeds, plus proceeds from a service contract currently being negotiated with the third party, to retire the remaining balance of approximately $400,000 on the ProFutures Loan. There can be no assurances, however, that the Company will be successful in reaching an agreement concerning the proposed system sale or that, if agreement is reached, such sale will be consummated, or that the Company otherwise will be able to obtain additional debt or equity financing necessary to repay the ProFutures Loan by such maturity date. Absent obtaining a further extension of the December 5, 1998 maturity date of the ProFutures Loan, closing the proposed sale of the POSICAM(TM) system, or obtaining additional debt or equity financing necessary to repay the ProFutures Loan by the maturity date, the Company may be forced to seek protection under the Federal Bankruptcy laws.

         If the proposal to amend the Company's Articles of Incorporation is not approved by the Company's shareholders, or if such proposal is approved but the Imatron Transaction does not subsequently close, the Company may be forced to seek protection under the Federal Bankruptcy laws. Even if Proposal Two to amend the Company's Articles of Incorporation is approved and the Imatron Transaction closes, there can be no assurances that the Company will thereafter be able to raise sufficient capital for the Company to continue as a going concern or even if such additional capital is raised that the Company will ever achieve the level of revenues needed to be profitable in the future, or, if profitability is achieved, that it will be sustained.

Results of Operations

         1997 Compared to 1996. During the year ended December 31, 1997, the Company continued to experience deterioration in its financial condition; however, the Company's net loss decreased from ($6,375,000) in 1996 to ($4,455,000) in 1997. The decrease in net loss is primarily the result of significant staff reductions and efforts to curtail costs, partially offset by increases in valuation reserves to reduce inventories to their estimated net realizable value.

Further analysis follows:

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
                  Revenues. System sales increased from $650,000 in 1996 to $1,129,000 in 1997, although the Company sold only one POSICAM(TM) system in each year. The $479,000 increase is attributable to the fact that the system sold in 1996 was a refurbished system and sold for a much lower price than the new HZ series system sold in 1997. Fee per scan revenues increased from $415,000 in 1996 to $602,000 in 1997 as a result of improved performance under the Company's only fee per scan contract. Service and component revenue decreased by $715,000 in 1997 as compared to 1996 due primarily to a $750,000 system upgrade performed on an older POSICAM(TM) system in 1996.

                  Cost of Sales and Services. Cost of system sales increased from $316,000 in 1996 to $698,000 in 1997 due to the fact that the POSICAM(TM) system sold in 1997 was a new system while the POSICAM(TM) system sold in 1996 was simply refurbished and, accordingly, was of lesser cost. Cost of fee per scan decreased from $172,000 in 1996 to $156,000 in 1997 due to lower maintenance costs on the Company's only fee per scan system. The primary cost associated with fee per scan is deprecation expense, which remained constant. Service, warranty and component cost decreased from $610,000 in 1996 to $465,000 in 1997 due to a 31% decline in service and component revenue. The Company recognized a $1,224,000 provision for inventory obsolescence during the fourth quarter of 1997 based upon management's assessment that improvements would need to be made to the Company's POSICAM(TM) systems in order to meet current technological requirements by potential costumers. The provision for loss on system exchange was a non-recurring warranty reserve established in the first quarter of 1996 in anticipation of possible losses to be incurred on the exchange of the Company's first POSICAM(TM) HZL system. No similar reserve was needed in 1997.

                  Operating Expenses. Research and development expenses decreased from $2,227,000 in 1996 to $1,305,000 in 1997 due to reductions in staff. The Company reduced personnel levels significantly in 1997 as liquidity problems squeezed Company resources. Selling, general and administrative expenses declined from $5,263,000 in 1996 to $3,609,000 also due to staff reductions. However, the savings from staff reductions were partially offset by a provision for bad debts associated with uncollectible notes receivable of $309,000.

                  Other Expenses. Interest expense increased from $197,000 in 1996 to $335,000 in 1997 due primarily to interest expense associated with the ProFutures Loan. The ProFutures Loan was initially funded in November 1996 and had a balance in excess of $1,000,000 throughout much of 1997. The interest rate on the ProFutures Loan increased from 12% to 18% during 1997 and that increase in interest rate combined with a higher average debt level resulted in a significant increase in interest expense.

                  Net Operating Loss Carry Forwards. The Company has accumulated a significant net operating loss carry forward which may be used to reduce taxable income and related income taxes in future years. Since the closing of the Company's 1993 initial public offering and the sale in February, March and May of 1996 of 3,075,318 shares of Series A Preferred Stock, each of which resulted in more than a 50% change in the ownership percentages of shareholders, the provisions of Section 382 of the Code severely limit the annual utilization of the net operating loss carry forwards. If the Imatron Transaction is completed, the utilization of net operating losses arising since the 1996 issuance of Series A Preferred Stock will be limited. In addition, the utilization of the losses to reduce future income taxes is dependent upon the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry forwards will begin to expire in the year 1999.

                  Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997. During the nine months ended September 30, 1998, the Company continued to experience deterioration in its financial condition; however, the Company's net loss decreased $1,741,000 from ($2,725,000) for the nine months ended September 30, 1997 to ($984,000) for the nine months ended September 30, 1998. This decrease in net loss is primarily the result of significant staff reductions and efforts to curtail costs.

         The Company generated no revenue from system sales during the first nine months of 1998 or 1997. Fee per scan revenue increased $17,000 from $437,000 during the first nine months of 1997 to $454,000 for the first nine months of 1998 due primarily to a greater number of scans being performed by Buffalo Cardiology during the nine months ended September 30, 1998. In addition, there was a decrease in service and component sales revenue of $388,000 during the same period due to less service work performed during the nine months ended September 30, 1998. This reduction in service work is directly attributable to staff reductions and normal fluctuations in service.

         Gross profit during the first nine months of 1998 was $1,012,000 compared to $1,141,000 for the nine months ended September 30, 1997. This decrease in gross profit of $129,000 is due primarily to lower service and component revenue during the nine months ended September 30, 1998.

         Total operating expense decreased approximately $1,762,000 or 50% from $3,530,000 for the nine months ended September 30, 1997 to $1,838,000 for the nine months ended September 30, 1998. The decrease primarily results from significant staff reductions and related reductions in research and development and selling and marketing costs during the nine months ended September 30, 1998.

         Interest expense decreased from $243,000 for the nine months ended September 30, 1997 to $228,000 for the nine months ended September 30, 1998 due primarily to changes in the Company's average debt level in the first nine months of 1998 as compared to the first nine months of 1997.

Liquidity and Capital Reserves

         Since its inception the Company has been unable to sell POSICAM(TM) systems at quantities sufficient to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the year ended December 31, 1997 and the nine months ended September 30, 1998 were $4,455,000 and $984,000, respectively. At September 30, 1998, the Company had an accumulated deficit of approximately $49,944,000. Due to the sizable prices of the Company's systems and the limited number of systems sold or placed in service each year, the Company's revenues have fluctuated significantly year to year.

         At September 30, 1998, the Company had cash and cash equivalents in the amount of $145,000 compared to $160,000 at December 31, 1997. Throughout much of 1997 and the first nine months of 1998, the Company has been unable to meet certain of its obligations as they came due. As a result of the Company's liquidity problem, 1997 salary payments and other benefits to certain management level employees totaling approximately $600,000 were unpaid at September 30, 1998.

         The Company's only current plan with regard to its liquidity problems is to attempt to complete the Imatron Transaction discussed in Selected Notes to the Financial Statements. If the Imatron Transaction is not completed, or if the Imatron Transaction is completed and Imatron is unsuccessful in its efforts to raise capital for the Company, management believes the Company will be unable to continue as a going concern and the Company may be forced to seek protection under the Federal Bankruptcy laws.

         The Company currently has no shares of Common Stock available for issuance and all authorized shares have either been issued or reserved for issuance in respect of outstanding options and warrants or convertible securities. The lack of such available shares significantly restricts the Company's ability to raise additional capital through the sale of equity securities. The Company believes that its shareholders will approve an increase in the number of authorized common shares at its Annual Meeting; however, no assurance can be given that such additional shares will be authorized in adequate time to allow the Company to issue such equity securities.

Litigation

         The City of Houston has filed suit, and judgment has been entered, against the Company for delinquent taxes in the amount of approximately $240,000. The balance is fully accrued at September 30, 1998.

         The Company is obligated to pay royalties of 3% of the gross revenue from sales, uses, leases, licensing or rentals of POSICAM systems, 1% each to a director of the Company and two other unrelated entities. During the years ended December 31, 1997 and 1996 the Company incurred royalties of $134,000 and $42,000, respectively, based upon system sales and adjustments to royalties.

         The Company's royalties were reduced to the 3% level based upon consideration, provided to two of the payees, under consulting agreements and promissory notes. However, the consulting agreements provide that if the Company defaults in its payment obligations thereunder, then the payees would be entitled to receive regrant of the royalties that they previously released. In April 1998, the Company received a demand letter from one of the payees alleging default under his consulting agreement in 1997 and demanding regrant of an additional 1% royalty interest. Although the Company has not received a demand from the second payee, the Company believes that a payment default may have occurred under his consulting agreement and that as a result thereof, he may be entitled to the regrant of an additional 0.5% royalty interest. The Company anticipates initiating settlement discussions with both payees concerning the alleged payment defaults. The Company is unable to predict the outcome of such discussions at this time; however, the Company recorded an adjustment of approximately $100,000 during 1997 in recognition of the additional royalties it may owe. If the parties fail to reach a settlement, one payee will be entitled to receive an aggregate 2% royalty and the second payee will be entitled to receive an aggregate 1.5% royalty, resulting in an increase of the Company's royalty obligations from 3% to 4.5%. Such increase in royalty obligations could have a material adverse effect on the Company's future financial performance.

         Arbitration procedures have been initiated against the Company in China involving a dispute with respect to a POSICAMTM system. The Company entered into a contract with a Chinese company in September 1996 to provide the company with a POSICAMTM system. The Chinese company provided the Company with a down payment of approximately $300,000 and agreed to provide the company with a letter of credit for the remaining purchase price, which letter of credit would be fundable upon shipment of the POSICAMTM system. The Company utilized the down payment to purchase the beginning inventory for the system and began construction of the system. The Chinese company, however, failed to provide the Company with the letter of credit and the Company, because of its severe financial difficulties, was unable to complete and deliver the system without such additional funds. The Chinese company has demanded the return of its deposit and, on September 8, 1998, a notice of arbitration concerning the sales contract dispute was issued to the Company by the China International Economic and Trade Arbitration Commission, Shanghai Commission. The Company believes that the claims raised by the Chinese company are without merit and intends to vigorously defend its interests. It is not possible at this time to predict the outcome of this proceeding, although a ruling unfavorable to the Company could have a material adverse effect on the Company's business and financial performance.

Impact of Year 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing a disruption of business activities.

         The Company has performed only a preliminary assessment of the Year 2000 issue using a broad overview and management's current understanding of its information and non-information systems and its informal understanding of the information and non-information systems of its significant suppliers and major customers. None of the detailed tasks necessary to properly assess the Year 2000 issue (such as direct coordination with vendors, customers and manufacturers) have been performed.

         Based on its preliminary assessment, the Company believes that no significant modifications to its computer software or hardware will be required and that its existing computer systems (including information systems, non-information systems using date sensitive embedded chips and its POSICAMTM systems) will function properly with respect to dates in the year 2000 and thereafter. Based upon such preliminary assessment, the Company also currently believes that costs to modify the Company's existing computer hardware and software systems in regard to the Year 2000 issue will not be significant. However, the Year 2000 issue is extremely complex and the costs to properly assess its impact on the Company and to correct associated problems may be very significant.

         Based on the Company's preliminary assessment of its relationships with significant suppliers and major customers to understand the extent to which the Company is vulnerable to any failure by third parties to remedy their own Year 2000 issues, management believes that the Company does not have significant exposure with respect to third parties. However, the Company's preliminary assessments indicated that the worst case scenario with regard to the Year 2000 issue would be delays in receiving parts and materials needed for manufacturing and delays by customers in making payments for fee-per-scan and maintenance services. In the Company's current financial position, such circumstances could threaten the Company's continued existence.

         Due to the Company's current severe liquidity problems, the Company has not had the financial resources to perform a complete assessment of Year 2000 issues or assess the potential cost or develop any contingency plan with regard to Year 2000 issues that may arise. The Company is unable to predict at the current time, when and to what extent it may further pursue its assessment of potential Year 2000 issues and the development of any contingency plans in respect thereof. If the Company is able to obtain necessary financial resources, a complete assessment of the Year 2000 issues facing the Company will likely be completed in the first half of 1999.

Recently Issued Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These pronouncements are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires a company to display an amount representing comprehensive income, as defined by the statement, as part of the Company's basic financial statements. Comprehensive income will include items such as unrealized gains or losses on certain investment securities and foreign currency items. The adoption of SFAS 130 should not materially affect the Company's financial statements.

         SFAS 131 requires a company to disclose financial and other information, as defined by the statement, about its business segments, their products and services, geographic areas, major customers, revenues, profits, assets and other information. The Company has not yet assessed what impact SFAS 131 will have on its financial statement reporting.

Information Regarding and Factors Affecting Forward-Looking Statements

         Certain statements contained in this report on, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other matters include, but are not limited to the factors described below. In addition, the Company's ability to achieve anticipated results or meet any specific goals or milestones will be subject to other factors affecting the Company's business that are beyond the Company's control, including, but not limited to, general economic conditions, the effect of government regulation on the conduct of the Company's business, insurance reimbursements and changes in technology. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         In December 1993, the Company completed an initial public offering of 1,750,000 shares of Common Stock and 1,946,775 redeemable warrants (the "Redeemable Warrants") to purchase Common Stock. Prior to the initial public offering, there was no public market for the Common Stock. Initially after the initial public offering, the Common Stock and Redeemable Warrants were quoted on the Nasdaq National Market under the symbols POSI and POSIW, respectively. Subsequently, the Common Stock and Redeemable Warrants were quoted on the Nasdaq SmallCap Market. The standards required for the Company to maintain such listing include, among other things, that the Company have total capital and surplus of at least $2,000,000. As of September 30, 1998, the Company had a total capital and surplus deficit of $(6,097,000). The Company failed to maintain its Nasdaq stock market listing and will not meet the substantially more stringent requirements to be re-listed until such time as it is able to raise capital by sale of additional equity securities or increased sales of its POSICAM(TM) systems. There can be no assurance that the Company will ever meet the capital and surplus requirements needed to be re-listed under the Nasdaq SmallCap Market System.

         Trading of the Common Stock is currently conducted in the "pink sheets"of the NASD's Electronic Bulletin Board. Trading in the Common Stock is covered by rules promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share. As of September 30, 1998, the closing price of the Common Stock was $0.15.

         The following sets forth the range of the high and low reported closing sales prices of the Common Stock for the four quarters of 1997 and 1996 and the four quarters of 1998 (through October 30, 1998), all as reported on the Nasdaq National Market or Nasdaq SmallCap Market as appropriate.

                           1998                 1997                  1996
                     ---------------      ---------------       ---------------
                      High      Low        High      Low         High      Low
                     ------   ------      ------   ------       ------   ------
First Quarter        $0.625   $0.266      $3.375   $1.250       $3.563   $1.375
Second Quarter        0.609    0.188       1.938    0.375        4.188    3.250
Third Quarter         0.453    0.213       1.438    0.422        5.500    2.000
Fourth Quarter        0.328    0.047       0.953    0.172        3.250    1.500

         There were approximately 220 holders of record of shares of Common Stock as of October 30, 1998. The Company estimated that there were also approximately 800 beneficial holders of Common Stock as of October 30, 1998.

         The Company has never paid cash dividends on its Common Stock. The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future.

                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

         The following table sets forth certain information as of September 30, 1998, regarding the ownership of Common Stock of: (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.
Included  in  the  "Number  of  Shares  of  Common   Stock"  column  are  shares
attributable to options or warrants that are exercisable as of, or will be exercisable within 60 days after, September 30, 1998.



                                                                    Number of     Percent of      Number of        Percent of
                                    Number of       Percent of      Shares of    Outstanding      Shares of       Outstanding
                                     Shares        Outstanding      Series A       Series A       Series B          Series B
     Name of Beneficial            of Common         Common         Preferred     Preferred       Preferred        Preferred
          Owner(1)                   Stock            Stock           Stock          Stock         Stock             Stock
-----------------------------     -----------      -----------      ---------    ------------    -----------      -----------
Auer & Co.(2)                         600,000            11.3%       400,000            25.1%
c/o ASB Capital Mgt.
1101 Pennsylvania Avenue NW,
Suite 300
Washington, DC 20004

DHB Capital                            11,568               *                                         25,000             100%
11 Old Westbury Rd.
Old Westbury, New York  11568

Uro-Tech, Ltd.(3)                     865,523            15.5%       433,329            27.2%
5430 LBJ Freeway
Dallas, Texas  75240

K. Lance Gould, M.D.(4)               103,830             2.1%
Positron Corporation
16350 Park Ten Place
Houston, Texas 77084

Gary B. Wood, Ph.D.(5)                 80,793             1.6%
OmniMed  Corporation
5430 LBJ Freeway
Dallas, Texas  75240

John H. Laragh, M.D.(6)                31,709               *
Positron Corporation
1304 Langham Creek Drive
Suite 310
Houston, Texas 77084

Ronald B. Schilling, Ph.D.(7)           8,709               *
Positron Corporation
16350 Park Ten Place
Houston, Texas 77084

All Directors and Executive           225,041             4.4%       433,329            27.2%
Officers as a Group
(4 persons)

*        Less than 1%

(1) Except as otherwise indicated, each shareholder has sole investment and sole voting power with respect to the shares of Common Stock or Series A Preferred Stock shown.

(2) Includes 600,000 shares of Common Stock issuable upon the conversion of 400,000 shares of Series A Preferred Stock and 200,000 warrants to purchase Common Stock.

(3) Includes 424,787 shares of Common Stock owned by Uro-Tech, Ltd., a Texas limited partnership, the general partner of which is OmniMed Corporation ("OmniMed"). Includes 156,565 shares of Common Stock issuable upon the exercise of Series E Warrants held by Uro-Tech, Ltd. Includes 650,000 shares of Common Stock issuable upon the conversion of 433,329 shares of Series A Preferred Stock and 216,671 warrants to purchase

                                       56

         Common Stock acquired upon the conversion $650,000 in principal amount of the Uro-Tech Loan (as defined herein). Also includes 67,500 shares issuable upon the conversion of warrants acquired in connection with the Uro-Tech Loan. Dr. Wood is Chairman of the Board of Directors, and beneficially owns 63.7% of the outstanding voting securities, of OmniMed. All shares beneficially owned by OmniMed have been included in the total number of shares of Common Stock beneficially owned by Dr. Wood.

(4) Includes 9,936 shares of Common Stock issuable upon exercise of a warrant held by Dr. Gould, and 11,709 shares of Common Stock issuable upon exercise of an option awarded to Dr. Gould under the 1994 Plan and 250,000 shares of Common Stock issuable upon exercise of an option awarded to Dr. Gould for services rendered by Dr. Gould in connection with the sale of a POSICAMTM system.

(5) Includes 7,304 shares of Common Stock issuable upon exercise of a warrant held by Dr. Wood and 50,000 shares of Common Stock issuable upon exercise of an option granted to Mr. Wood on March 24, 1995. Includes 7,000 shares of Common Stock issuable upon the exercise of an option granted to Dr. Wood in June 1994 and 1,209 shares of Common Stock issuable up to exercise of an option granted to Dr. Wood in June 1995. Includes 15,280 shares of Common Stock beneficially owned by OmniMed. Dr. Wood owns 63.7% of the outstanding voting securities of OmniMed.

(6) Includes 11,709 shares of Common Stock issuable upon exercise of options awarded to Dr. Laragh under the 1994 Plan and 20,000 shares of Common Stock issuable upon exercise of an option awarded to Dr. Laragh on March 24, 1995.

(7) Includes 8,709 shares of Common Stock issuable upon exercise of options award to Mr. Schilling under the 1994 Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Royalty Payments
         In 1984, the Company licensed for use in the United States the know-how and patent rights relating to positron imaging (the "Licensed Technology") possessed by the Clayton Foundation, K. Lance Gould (a current director of the Company) and Nizar A. Mullani (a former director of the Company). The Company is currently obligated to pay royalties of 3% of the gross revenues from sales, uses, leases, licensing or rentals of the Licensed Technologies, consisting of 1% to each of the Clayton Foundation, K. Lance Gould and Nizar A. Mullani. The Company has not made any royalty payments since 1993. As of October 30, 1998, approximately $225,000 was owed to the aforementioned individuals for past due royalties.

Conversion of Debt
         On January 15, 1993, the Company and Dr. K. Lance Gould entered into an agreement (the "Gould Agreement") pursuant to which (i) Dr. Gould exchanged a 9% Convertible Promissory Note in the principal amount of $281,250 issued to him on December 22, 1988 for a new 9% Convertible Promissory Note in the principal amount of $281,250, (ii) in exchange for past due royalties in the amount of $36,951 and accrued interest in the amount of $101,643, the Company issued Dr. Gould a second 9% Convertible Promissory Note in the principal amount of $138,594 with an original maturity date of October 31, 1993 (which was subsequently extended to December 15, 1993), (iii) the Company issued to Dr. Gould a warrant expiring July 25, 1996, to purchase 9,936 shares of Common Stock at an exercise price of $25.59 per share, and (iv) the Company agreed to pay Dr. Gould's legal fees in the amount of $15,125 in connection with the negotiation of the Gould Agreement. Pursuant to the conversion features of these 9% Convertible Promissory Notes, upon the closing of the Company's initial public offering, the 9% Convertible Promissory Notes converted into 50,889 shares of Common Stock.
         In November 1993, the Company entered into an agreement with Dr. Gould under which the Company became obligated to extend loans to Dr. Gould in order to provide him with funds to satisfy his personal income tax liability arising out of the conversion of his 9% Convertible Promissory Notes into Common Stock. Such agreement was entered into by the Company in consideration of certain concessions made by Dr. Gould concerning the conversion terms under his 9% Convertible Promissory Notes. Pursuant to the agreement, the loans would be on substantially the following terms if made: (i) limited to a principal amount not to exceed $175,000, (ii) interest payable at the rate of 6% per annum, (iii) an initial term of three years, (iv) limited recourse against the borrower, and (v) collateralized by Common Stock owned by the borrower. In accordance with such agreement, on April 15, 1994, the Company extended a $165,817 loan to Dr. Gould. The current outstanding balance is $165,817. In April 1997, the Company and Dr. Gould agreed to a one-year extension of his loan.

Consultants
         The Company and Dr. Wood have entered into a Consulting Agreement whereby Dr. Wood provides certain managerial, financial, marketing and organizational services to the Company. The Company incurred fees of approximately $80,000 in both 1997 and 1996. In January 1995, the Company and Dr. Wood agreed to extend the term of such consulting agreement to December 31, 1998.
         The Company entered into a Consulting Agreement with Dr. Gould in August 1984. On January 15, 1993, pursuant to the Agreement, the Company and Dr. Gould entered into a new consulting agreement (the "Gould Consulting Agreement") effective upon the closing of the Company's initial public offering. The Gould Consulting Agreement provided for a term of ten years (which term was reduced by agreement in May 1993 to three years) and provides for the Company to pay him consulting fees at an annual rate of $80,000, payable monthly, subject to adjustment based upon changes in the consumer price index. In addition, the Company reimburses Dr. Gould for approved expenses in connection with rendered services. In the event that the Company fails to make payments to Dr. Gould when due under the Gould Consulting Agreement or fails to make any required royalty payments to Dr. Gould, the Company may be required, at Dr. Gould's option to convey to Dr. Gould a 0.5% royalty on sales of POSICAMTM systems.

Uro-Tech Loan
         During the last quarter of 1995 and the first quarter of 1996, in order to fund its activities the Company borrowed a total of $1,313,000 from Uro-Tech, Ltd. , (the "UroTech Loan"). The Uro-Tech Loan, as amended, bears interest at 13.8% per annum and matures on December 31, 1997, and is secured by liens and security interests encumbering most of the Company's assets including the Company's know-how, patents and proprietary rights pertaining to its PET technology. In connection with the loan from Uro-Tech, the Company granted Uro-Tech warrants to purchase 67,500 shares of Common Stock, at an exercise price of $2.00 per share exercisable through February 7, 2001.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based on the Company's review of forms furnished to the Company and representations from reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10% beneficial owners were complied with during 1997.

                              SHAREHOLDER PROPOSALS

         Any shareholder of the Company desiring to present a proposal for action at the Annual Meeting of Shareholders to be held in 1999 must deliver the proposal to the executive offices of the Company by no later than December 11, 1998, unless the Company notifies the shareholders otherwise. The Company's management will have discretionary authority with respect to proxies submitted to the 1999 Annual Meeting of Shareholders on any matter which the Company does not receive notice of by February 25, 1999.

                          ANNUAL REPORT ON FORM 10-KSB

         A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, is enclosed herewith as a part of the enclosed Annual Report to Shareholders. An additional copy of the Annual Report on Form 10-KSB will be sent to any shareholder without charge upon written request made to the Company at 1304 Langham Creek Drive, Suite 310, Houston, Texas 77084, Attention: Corporate Communications.

                                  OTHER MATTERS

         The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters which will be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                              By Order of the Board of Directors

                                              Gary B. Wood
                                              Secretary

Houston, Texas
November 20, 1998

                              POSITRON CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 18, 1998

         The undersigned hereby (i) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Positron Corporation (the "Company") to be held on December 18, 1998, and the Proxy Statement in connection therewith, each dated as of November 20, 1998, and (ii) constitutes and appoints Gary B. Wood his attorney and proxy, with full power of substitution to him, to vote, and to act with respect to, all shares of Common Stock, par value $.01 per share, and Series A 8% Cumulative Convertible Redeemable Preferred Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the annual meeting, as indicated on the reverse side of this card:



                                   Dated this ______ day of ______________, 1998



                                   Signature(s) of shareholder(s)


                                   Please sign exactly as your name appears on your stock certificate. When signing on behalf of a corporation, partnership, estate, trust or in other representative capacity, please sign your full name and title. For joint accounts, each joint owner must sign.




                 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY.

  1.       ELECTION OF DIRECTOR:

                                                 WITHHOLD AUTHORITY to vote
           FOR nominee listed below   |_|        for nominee listed below   |_|

                                  Gary B. Wood

  2.       PROPOSAL TO AMEND ARTICLES OF INCORPORATION:

                   FOR   |_|        AGAINST   |_|        ABSTAIN   |_|

  3. APPROVAL OF DESIGNATION OF HAM, LANGSTON & BREZINA, L.L.P., as independent auditors for the fiscal year ended December 31, 1997:

                   FOR   |_|        AGAINST   |_|        ABSTAIN   |_|

  4.       IN THE  DISCRETION  of the proxies on any other matters as may
           properly  come  before  the  meeting  or  any   Adjournment(s)
           thereof.

         THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH ABOVE. IN ORDER FOR THIS CARD TO BE VALID IT MUST BE SIGNED ON THE REVERSE SIDE OF THIS CARD.

          If you plan to attend the annual meeting, check this box: |_|

                                     ANNEX A

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made this 1st day of May, 1998 by and between POSITRON CORPORATION, a Texas corporation with principal offices located at 1304 Langham Creek Drive, Houston, Texas 77084 ("SELLER") and IMATRON INC., a New Jersey corporation with principal offices located at 389 Oyster Point Blvd., So. San Francisco, CA 94080 ("BUYER").

         WHEREAS, Seller wishes to issue and sell to Buyer certain shares of its common stock ("Shares") in exchange for certain consideration; and

         WHEREAS, Buyer wishes to purchase such certain shares of common stock issued by and from Seller pursuant to certain terms and conditions.

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
agreements, the Seller and Buyer hereby agree as follows:

                                    AGREEMENT

     1. Sale and Purchase of Shares. On the closing date as set forth in Section 3 ("Closing Date"), Seller shall deliver to Buyer, for the consideration set forth in Section 2 hereof, the greater of Nine Million (9,000,000) shares of Seller's common stock or whatever number of common shares in excess of 9,000,000 common shares constitutes fifty-one percent (51%) of Seller's outstanding voting securities on a fully diluted basis, exclusive of out of the money warrants, and/or options, and/or convertible securities, calculated as of the Closing Date. For this purpose, "out of the money" shall mean warrants and/or options and /or convertible securities in which the purchase price of the underlying common stock for which the warrant or the option may be exercised or the security converted exceeds the fair market value of the underlying common stock by more than 10%, as determined by averaging the bid and asked prices of the common stock during the last ten (10) trading days immediately prior to the Closing Date.

     2. Consideration. In consideration of the purchase of the Shares on the Closing Date, Buyer hereby agrees to pay the following consideration:

       i.  The affirmative covenants of Buyer as described in Section 10 herein.

       ii. Payment of One Hundred U.S. Dollars ($100.00), payable at Closing.

     3. Closing. The closing of the sale to, and purchase by, Buyer of the Shares shall take place at the offices of Imatron Inc. at the hour of 10:00 a.m., on the first business day after all conditions precedent shall have been met or waived, or on such other day or at such other time or place as the Seller and Buyer shall agree.

     At the Closing, Seller will deliver to Buyer certificates representing the Shares being purchased by Buyer, registered in its name.

     4. Restriction on Transfer of Securities.

       a. Restrictions. The Shares are transferable only pursuant to i. a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), ii. Rule 144 (or any similar rule then in effect) adopted under the Securities Act, if such rule is available, and iii. subject to the conditions elsewhere specified in this Section 4, any other legally available means of transfer.

       b. Each certificate representing Shares will be endorsed with the following legend:

         i. Legend.

         "The securities evidenced hereby may not be transferred without (i) the opinion of counsel satisfactory to the Company that such transfer may be lawfully made without registration under the Securities Act of 1933 and all applicable state securities laws or (ii) such registration."

         ii. Stop Transfer Order. A stop transfer order shall be placed with the Seller's transfer agent preventing transfer of any of the securities referred to in paragraph (a) above pending compliance with the conditions set forth in any such legend.

       c. Removal of Legend. Any legend endorsed on a certificate or instrument evidencing a security pursuant to Section 4.2 hereof shall be removed, and Seller shall issue a certificate or instrument without such legend to the holder of such security, i. in accordance with Section 4.2(a) hereof, ii. if such security is being disposed of pursuant to registration under the Securities Act and any applicable state acts or pursuant to Rule 144 or any similar rule then in effect, or iii. if such holder provides Seller with an opinion of counsel satisfactory to it to the effect that a sale, transfer, assignment, offer, pledge or distribution for value of such security may be made without registration and that such legend is not required to satisfy the applicable exemption from registration.

     5. Representations and Warranties by Seller. Except as disclosed and described in Schedule 5 hereto, Seller represents and warrants to Buyer that:

       a. Organization, Standing, Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. Seller has, or at the Closing Date will have, the requisite corporate power and authority to issue the Common Shares, and to otherwise perform its obligations under this Agreement. The copies of the Articles of Incorporation and Bylaws of the Company delivered to Buyer or its agents prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and Bylaws of Seller in effect as of the date of this Agreement.

       b. Qualification. Seller is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse impact on its business.

       c. Financial Statements. Attached hereto as Exhibit A are: i. a balance sheet at September 30, 1997, together with the related statements of operations and cash flow, and changes to shareholders' equity for the 9 month period then ended, and ii.a draft of a balance sheet at December 31, 1997 (the "Balance Sheet Date"), and the related statements of operations and cash flow for the quarter then ended, prepared by Seller. Such financial statements (1) are true and correct and in accordance with the books and records of Seller, (2) present fairly the financial condition of Seller at the balance sheet dates and the results of its operations for the periods therein specified, and (3) have, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except that the balance sheet at December 31, 1997 and related statements of operations and cash flow is in draft form and does not contain footnotes. Specifically, but not by way of limitation, the balance sheets or notes thereto disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of Seller at December 31, 1997 and at the Balance Sheet Date which, individually or in the aggregate, are material and which in accordance with generally accepted accounting principles would be required to be disclosed in such balance sheets, and the omission of which would, in the aggregate, have a material adverse impact on Seller. The balance sheets include appropriate reserves for all taxes and other liabilities accrued at such date but not yet payable.

       d. Tax Returns and Audits.  Except as disclosed and described on Schedule
5.4 hereto, all required federal, state and local tax returns or appropriate extension requests of Seller have been filed, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for the payment thereof has been made. Except as disclosed and described on Schedule 5.4, Seller is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge, Seller has not received notice of any tax deficiency proposed or assessed against it, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of Seller's tax returns has been audited by governmental authorities in a manner to bring such audits to the Seller's attention. Seller does not have any tax liabilities except those reflected in Schedule 5.4 hereto and those incurred in the ordinary course of business since the Balance Sheet Date.

       e.  Litigation;   Governmental  Proceedings.   Except  as  disclosed  and
described on Schedule 5.5 hereto: there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, its properties, assets or business; Seller is not aware of any facts which are likely to result in or form the basis for any such action, suit or other proceeding; Seller is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality; Seller has not been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

       f. Compliance with Applicable Laws and Other Instruments. The business and operations of Seller have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities. Subject to shareholder approval of appropriate amendments to the Articles of Incorporation as contemplated by this Agreement, and except with respect to existing registration rights of holders of certain securities issued by Seller, as disclosed and described on Schedule 5.6, neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of Seller pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which Seller is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Articles of Incorporation or Bylaws of Seller. Seller is not in violation of its Articles of Incorporation or its Bylaws.

       g. Common Shares. The Common Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions. The Common Shares, when issued, will contain no undisclosed interest, present or future, and Seller does not know, and at Closing will not know, of any assertion of such an interest. The Common Shares will be genuine, and Seller has no knowledge of any fact which would impair the validity thereof.

       h. Capital Stock. The currently authorized capital stock of Seller is as follows:

        SECURITY      AUTHORIZED    ISSUED    COMMON SHARE EQUIVALENT   RESERVED
Common                15,000,000   5,128,990        5,128,990
Series A Preferred     5,450,000   1,595,005        1,614,705
Series B Preferred        35,000      25,000          632,721

         All of the outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed and described in Schedule 5.8, neither the offer nor the issuance or sale of the Common Shares as contemplated by this Agreement constitutes an event, under any anti-dilution provisions of any securities issued or issuable by Seller or any agreements with respect to the issuance of securities by Seller, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by Seller pursuant to such provisions. All outstanding securities of Seller have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws. Seller is not a party or subject to any agreement or understanding, and to Seller's knowledge, there is no agreement or understanding between any persons or entities or by a director of Seller, which affects or relates to the voting or giving of written consents with respect to any security of Seller.

       i. Warrants, Options, Exchange Rights and Conversion Rights. Except as otherwise disclosed and described in Schedule 5.9 hereto or as contemplated by this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, calls, contracts, demands, commitments, Convertible Securities (as hereinafter defined) or other agreements or arrangements of any character or nature whatever, under which Seller is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in Seller. Except as otherwise disclosed and described in Schedule 5.9 hereto or as contemplated by this Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller.

       j. No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Seller, any right, interest or valid claim against or upon the Seller or Buyer for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold Buyer harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement.

       k. Composition of the Board of Directors. As of the Execution
Date, the complete Board of Directors of Seller consists of those persons, including vacant positions, as set forth on Schedule 5.11.

     6. Representations and Warranties of Buyer. Buyer represents and warrants that:

       a. Investment Intent. The Common Shares being acquired hereunder are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Buyer understands that the Common Shares have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of Seller and others upon this exemption is predicated in part upon this representation and warranty. Buyer further understands that the Common Shares may not be transferred or resold without i. registration under the Securities Act and any applicable state securities laws, or ii. an exemption from the requirements of the Securities Act and applicable state securities laws.

       b. Accredited Investor. The state in which Buyer's principal office is located is set forth in Buyer's address as set forth in this Agreement. Buyer qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment to be made hereunder by Buyer.

       c. Acts and Proceedings. This Agreement has been duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, and is a valid and binding agreement upon the part of Buyer.

       d. No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Buyer, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Buyer will indemnify and hold Seller harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of Buyer in connection with the transactions contemplated by this Agreement.

     7. Conditions of Buyer's Obligation. Buyer's obligation to purchase and pay for the Common Shares on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth below. In the event that any such condition is not satisfied to Buyer's satisfaction, then Buyer shall not be obligated to proceed with the purchase of such Common Shares nor otherwise with any further of its obligations pursuant to this Agreement.

       a. No Errors. etc. The representations and warranties of Seller under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. b. Compliance with Agreement. Seller shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

       c. Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Common Shares shall have been obtained.

       d. Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to Buyer and its counsel.

       e. Resignation of Officers and Appointment of Chief Executive Officer. Seller will obtain and deliver to Buyer the resignations of each of the officers of Seller, including but not limited to its chief executive officer, effective as of the Closing Date, and simultaneously therewith shall cause the appointment of a chief executive officer and such other officers as are designated by Buyer. Seller acknowledges that the officers' resignations pursuant to this Section 7.5 will not constitute resignation by any such employee from employment by Seller, unless specifically so indicated, and further that such resignation pursuant to this Section 7.5 will not be deemed a breach of any employment agreement which might be in effect between Seller and such employee. Seller further acknowledges that delivery and acceptance of such resignation does not otherwise modify the terms of any employment agreement which may be in effect, nor is it intended to effect Seller's ability to negotiate mutually acceptable changes in future to any employment agreement which may be currently in effect.

       f. Special Shareholders' Meeting. Promptly following execution of this Agreement, Seller shall take, with the assistance of Buyer as set forth in this Agreement, all such actions as may be necessary and shall cause the convening of a Special Meeting of Shareholders as promptly as possible to amend the Articles of Incorporation to authorize an increase in its authorized common stock in such an amount as to fully effectuate the provisions of this Agreement, taking into account such obligations as Seller may currently have or may be expected to have in the foreseeable future in light of its business plan. It is the reasonable expectation of the parties that the appropriate number of authorized shares resulting from such amendment will be not less than 100,000,000 common shares.

       g. Board Resignations.

                           i. Upon request of Buyer at any time between execution of this Agreement and the Closing Date, to be effective upon the Closing Date, Seller will obtain and deliver to Buyer the resignations of at least three of the four members of its Board of Directors, as reflected on Schedule 5.11 to this Agreement.

                           ii. Immediately upon Closing, Seller will cause a sufficient number of directors' resignations to be effective and thereupon will cause the nominees of Buyer to be elected as directors of Seller in place of the resigned directors or otherwise to fill vacancies on the Board, so that, following such action, the nominees of Buyer will constitute a majority of the members of the Board then in office.

     8. Conditions of Seller's Obligation. Seller's obligation to sell the Common Shares to Buyer on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth below. In the event that any such condition is not satisfied, Seller shall not be obligated to proceed with the sale of such Common Shares.

       a. Shareholder Authorization. The shareholders shall have authorized an increase in the number of authorized shares of common stock sufficient to fully effectuate the purposes of this Agreement.

       b. No Errors, etc. The representations and warranties of Buyer under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

       c. Compliance with Conditions. Buyer shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

     9. Seller Affirmative Covenants. Seller covenants and agrees that:

       a. Corporate Existence. Seller will maintain and cause each Subsidiary (as hereinafter defined) to maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any governmental authority where failure to so comply would have a material adverse impact on Seller or its business or operations.

       b. Books of Account and Reserves. Seller will, and will cause each of its Subsidiaries to, keep books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. Seller will employ certified public accountants selected by the Board who are
"independent" within the meaning of the accounting regulations of the Commission, and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of Seller and its Subsidiaries as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

       c. Furnishing of Financial Statements and Information. Seller will deliver to Buyer:

                           i. as soon as practicable, but in any event within 45 days after the close of each quarterly period, unaudited consolidated balance sheets of Seller and its Subsidiaries as of the end of such period, together with the related consolidated statements of operations and cash flow for such period, setting forth the budgeted figures for such period prepared and submitted in connection with Seller's annual business plan and in comparative form figures for the corresponding quarterly period of the previous fiscal year, all in reasonable detail and certified by an authorized accounting officer of Seller, subject to year-end adjustments;

                           ii. as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of Seller and its Subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by Seller's independent public accountants (except for the fiscal year ended 1997, for which certified materials will be supplied as soon as practicable following Closing), which accountants shall have given Seller an opinion, unqualified as to the scope of the audit, regarding such statements;

                           iii. with reasonable promptness, such other financial data relating to the business, affairs and financial condition of Seller and any Subsidiaries as is available to Seller and as from time to time Buyer may reasonably request; and

                           iv. at least 20 days prior to the earlier of (1) the execution of any agreement relating to any merger or consolidation of Seller or any of its Subsidiaries with another corporation, or a plan of exchange involving the outstanding capital stock of Seller or any of its Subsidiaries, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of Seller or any of its Subsidiaries to another corporation, or (2) the holding of any meeting of the shareholders of Seller for the purpose of approving such action, written notice of the terms and conditions of such proposed merger, consolidation, plan of exchange, sale, transfer or other disposition.

       d. Indemnification Rights. For a period of not less than six (6) years from the Closing Date, unless otherwise required by law, Seller will maintain provisions in its articles of incorporation and by-laws with respect to indemnification of directors and officers, whether then current or former, that are no less favorable than as currently set forth in its articles of incorporation and by-laws. Further, for a period of not less than six (6) years from the Closing Date, unless otherwise required by law, Seller will continue to provide indemnification of its directors and officers, whether then current or former, to the fullest extent permissible under Texas law.

     10. Buyer's Affirmative Covenants. Upon execution of this Agreement, Buyer agrees as follows:

       a. Special Shareholders' Meeting. In connection with Special Shareholders' Meeting to be called pursuant to Section 7.6 herein, Buyer agrees to assist Seller as reasonably requested and agreed in preparing materials and soliciting proxies in connection with obtaining approval of its shareholders to increase its authorization to issue common stock in connection with the transaction contemplated by this Agreement. As part of Buyer's obligations hereunder, Buyer agrees reimburse Seller for expenses incurred in preparing materials and soliciting proxies, not in excess of the amounts set forth in
Schedule 10.1, and further to furnish Seller, within reasonably sufficient time to be reviewed and included in the materials to be mailed to shareholders in connection with the Special Shareholders' Meeting, the names of Buyer's nominees for election to the Board, together with information with respect to each nominee equivalent to the information required to be disclosed to stockholders with respect to director nominees pursuant to Regulation 14A of the Securities and Exchange Act and such other similar information that Seller may thereafter reasonably request. It is understood that Seller may refuse to cause the nomination and election as a director of Seller of any nominee proposed by Buyer if (i) the information described above is not timely furnished by Buyer or (ii) if, having been furnished, it is the reasonable judgment of Seller and its counsel that the election of such nominee would not be in the best interests of Seller or might tend to subject Seller to liability therefor. The foregoing notwithstanding, Buyer and Seller agree to cooperate and use their mutual best efforts for the purpose of preparing for and conducting the Special Shareholders' Meeting as promptly as possible following the Execution Date.

       b. Orders for Product. As soon as practicable following the Closing Date, but not later than eight (8) months from the Execution Date, Buyer will take all reasonable efforts to cause the placement of ten (10) product orders, in the aggregate including any orders currently under discussion, from Buyer's affiliate in Japan over a period of thirty-six (36) months from the placement of the first order.

       c. Additional Equity. As soon as practicable following the Closing Date, Buyer will use its best efforts to arrange for additional third party equity financing for Seller, to be contributed to Seller over a period of no greater than eighteen (18) months from the Closing Date, and in an aggregate amount not less than Eight Million U.S. Dollars ($8,000,000) ("Equity Financing"). The parties specifically acknowledge and anticipate that this Equity Financing will involve and/or cause a substantial dilution of existing shareholders, including but not limited to Buyer.

     11. Negative Covenants. Seller will not, without the prior approval of a majority of all of the members of the Board of Directors:

       i. guarantee, endorse or otherwise be or become contingently liable, or permit any Subsidiary to guarantee, endorse or otherwise become contingently liable, in connection with the obligations, securities or dividends of any person, firm, association or corporation, other than Seller or any of its Subsidiaries, except that Seller and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of business; or

       ii. make or permit any Subsidiary to make loans or advances to any person (including without limitation to any officer, director or shareholder of Seller or any Subsidiary), firm, association or corporation, except loans and advances to Seller and its wholly-owned Subsidiaries and advances to suppliers and employees made in the ordinary course of business; or

       iii. purchase or invest, or permit any Subsidiary to purchase or invest, in the stock or obligations of any other person, firm or corporation, other than a wholly-owned Subsidiary; or

       iv. pay, or permit any Subsidiary to pay, compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, fees under management contracts or for professional services or fringe benefits to any officer in excess of amounts fixed by the Board of Directors prior to any payment to such officer.

     12. Registration of Stock. Subject to the provisions of the several registration rights agreements and /or other agreements containing registration rights provisions, to which Seller is a party, all as disclosed and described on
Schedule 12 hereto, Seller agrees as follows:

       a. Rights to Registration.

                           i. If, at any time during the period commencing on the effective date of this Agreement and ending ten (10) years thereafter, Seller shall determine to register under the Securities Act of 1933, as amended, any shares of Stock to be offered for cash by it or others, pursuant to a registration statement on Form S-1 (or its equivalent), Seller will (1) promptly give written notice to Buyer of its intention to file such registration statement and (2) at Seller's expense (which shall include, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent accountants for Seller, and fees and expenses incident to compliance with state securities law, but shall not include fees and disbursements of counsel for Buyer) include among the securities covered by the registration statement such portions of the Shares then held by Buyer as shall be specified in a written request to Seller within thirty (30) days after the date on which Seller gave the notice described in (a)(i) above.

                           ii. Upon receipt of such written request and of the shares of Stock specified in the request (any shareholder requesting registration being individually called a "Selling Shareholder"), Seller shall: (1) use its reasonable best efforts to effect the registration, qualification or compliance of the Shares under the Securities Act and under any other applicable federal law and any applicable securities or blue sky laws of jurisdictions within the United States; (2) furnish each Selling Shareholder such number of copies of the prospectus contained in the registration statement filed under the Securities Act (including preliminary prospectus) in conformity with the requirements of the Securities Act, and such other documents as the Selling Shareholder may reasonably request in order to facilitate the disposition of the Stock covered by the registration statement; and (3) notify each Selling Shareholders, at any time when a prospectus relating to the Stock covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and at the request of the Selling Shareholders prepare and furnish to the Selling Shareholders any reasonable number of copies of any supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to purchasers of the Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

       b. Registration of Underwritten Offering. If the offering of securities to be registered by Seller is underwritten, each Selling shareholder shall sell the Stock to or through the underwriter(s) of the securities being registered for the account of Seller or others upon the same terms applicable to Seller or others, and if the managing underwriter(s) reasonably determine that all or any portion of the shares of Stock held by the Selling Shareholders should not be included in the registration statement, then notwithstanding anything to the contrary in this Section, the determination of such underwriter(s) shall be conclusive; provided however that if such underwriter(s) determine that some but not all of the Stock of the Selling Shareholders shall be included in the registration statement, the number of shares of Stock owned by each Selling Shareholder to be included in the registration statement will be proportionately reduced in accordance with the respective written requests given as provided above.

       c. Indemnification. In the event that Shares purchased pursuant to this Agreement are included in a registration statement under this Section 11, Seller will indemnify and hold harmless each Selling Shareholder and each other person, if any, who controls such Selling shareholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Selling Shareholder or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement pursuant to which the Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon the failure by Seller to file any amendment or supplement thereto that was required to be filed under the Securities Act, and will reimburse such Selling Shareholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, Seller will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or omission made in such registration statement, preliminary prospectus, final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to Seller through an instrument duly executed by or on behalf of any Selling Shareholder specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement.

       It shall be a condition precedent to the obligation of Seller to take any action pursuant to this Section that seller shall have received an undertaking satisfactory to it from each Selling Shareholder to indemnify and hold harmless Seller (in the same manner and to the same extent as set forth in this Section), each director of Seller, each officer who shall sign such registration statement, and any persons who control Seller within the meaning of the Securities Act, with respect to any statement or omission from such registration statement, preliminary prospectus, or any final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Seller through an instrument duly executed by the indemnifying party specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement.

       Promptly following receipt by an indemnified party of notice of the commencement of any action involving a claim referred to above in this Section 11.3, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.

       d. Binding Provisions. The provisions of this Section 11 shall be binding on the successors of Seller. No Shareholder may assign the provisions of this
Section 11 or all or any part of its or their rights or obligations hereunder, except that in the event of a merger or consolidate in which the Seller is not the survivor, the Seller shall assign and transfer, and successor shall assume, the provisions of this Section 11.

       e. Conflicts. To the extent that Seller's compliance with the obligations set forth in Sections 12.1 through 12.4 above would conflict with or otherwise cause a breach of or default under any of its existing obligations pursuant to the agreements set forth on Schedule 12 attached hereto, Seller's failure to comply with those obligations shall not be deemed a breach of this Agreement.

     13. Remedies Cumulative, and not Waived.

       i. No right, power or remedy conferred upon any party shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or by any such security or now or hereafter available at law or in equity or by statute or otherwise.

       ii. No course of dealing between the parties or the holder of any Shares purchased pursuant to this Agreement, and no delay in exercising any right, power or remedy conferred hereby or by any such security or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy; provided, however, that this Section 13 shall not be construed or applied so as to negate the provisions and intent of any statute which is otherwise applicable.

     14. Changes. Waivers. etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, or via overnight delivery with by a service providing evidence of receipt to the addresses below:

                  If to Buyer:

                           Imatron Inc.
                           389 Oyster Point Blvd.
                           South San Francisco, CA 94080
                           Attn: Mr. S. Lewis Meyer, President
                           Telephone: (415) 583-9964
                           Facsimile: (415) 871-0418

                  Copy to:

                           Roger S. Mertz, Esq.
                           Severson & Werson, P.C.
                           One Embarcadero Center
                           Suite 2600
                           San Francisco, CA 94111
                           Telephone: (415) 398-3344
                           Facsimile: (415) 956-0439

                  If to Seller:

                           Positron Corporation
                           1304 Langham Creek Drive, Suite 310
                           Houston, Texas 77084
                           Attn: President
                           Telephone: (281) 492-7100
                           Facsimile: (281) 492-2961

                  Copy to:

                           Michael D. Wortley, Esq.
                           Vinson & Elkins
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas 75201
                           Telephone: (214) 220-7700
                           Facsimile: (214) 999-7732
and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by first class mail, three days after posting, or if sent via overnight delivery, when received as evidenced by an appropriate receipt.

     16. Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by Buyer or on its behalf, and the sale and purchase of the Common Shares. All statements contained in any certificate, instrument or other writing delivered by or on behalf of Seller pursuant hereto or in connection with or contemplation of the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by Seller hereunder, and not by the individual officer who signed the certificate, instrument or writing by or on behalf of Seller.

     17. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Common Shares. The former, current and hereafter appointed officers and directors referenced in Section 9.4 above are intended and deemed to be third party beneficiaries of Section 9.4, and are entitled to enforce its provisions.

     18. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     19. Choice of Law. It is the intention of the parties that the laws of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     20. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. Severability. In the event that any part of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the balance of the Agreement shall remain in full force and effect.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

                                               SELLER:

ATTEST:                                        POSITRON CORPORATION


/s/ Howard R. Baker                            By: /s/ Gary B. Wood
Howard R. Baker                                Gary B. Wood
Executive Vice President                       Chief Executive Officer


                                               BUYER:

                                               IMATRON INC.


/s/ Gary H. Brooks                             By: /s/ S. Lewis Meyer
Gary H. Brooks                                 S. Lewis Meyer
Chief Financial Officer                        President/Chief Executive Officer